Exhibit 99.1

ASX Announcement

2 November 2015

REA Group Limited to acquire iProperty Group Limited

  Transaction highlights:

•	REA to acquire iProperty in recommended transaction

•	iProperty owns the leading property portals in Malaysia, Hong Kong, Thailand and Indonesia

•	South East Asia is underpinned by highly attractive macroeconomic factors with strong growth prevalent across the region

•	REA is offering Cash Consideration of $4.00 per share

•	Alternatively, iProperty shareholders can elect Mixed Consideration comprising cash and shares in a newly formed, unlisted public company

•	The iProperty directors who are not REA nominees have recommended that iProperty shareholders vote in favour of the Scheme, subject to no superior proposal emerging and an Independent Expert giving an opinion that the Scheme is in the best interests of iProperty shareholders (other than REA)

REA Group Limited (ASX: REA) (“REA”) announces today a recommended transaction under which it proposes to acquire 100% of the share capital of iProperty Group Limited (ASX: IPP) (“iProperty”) it does not already own by way of a scheme of arrangement (“Scheme”), as more fully described in the documents appended to this announcement.

South East Asia is underpinned by highly attractive macroeconomic factors with strong growth prevalent across the region. The real estate market is expected to continue to grow driven by expanding populations and increasing GDP per capita, with the acceleration from offline to online advertising presenting an enormous opportunity for iProperty.

The acquisition of iProperty is the logical extension of REA’s market leading business in Australia and marks the next step in its strategy to pursue strategically sound expansion into attractive markets.

Tracey Fellows, CEO of REA, said “iProperty’s Board, management and staff have done a tremendous job of building iProperty from an emerging start-up, to occupying leadership positions in its key markets. This acquisition will bring iProperty into REA’s existing portfolio of digital real estate advertising businesses, and enable the business to take the next step in its evolution.

“iProperty is strongly positioned in its respective markets throughout South-East Asia and provides REA with exposure to new geographies where we can apply our experience and know-how from existing markets. This acquisition further demonstrates our commitment to international expansion, and is the next step in our growth strategy in the Asian region.”

Under the proposed transaction, iProperty shareholders will receive Cash Consideration of $4.00 per share. As an alternative, iProperty shareholders will also be able to elect Mixed Consideration comprising of $1.20 in cash and 0.7 shares in a newly formed, unlisted public company, which will own an indirect interest in iProperty.

REA will fund the acquisition primarily from new debt facilities totaling $480 million, with the remainder from existing cash reserves. REA’s leverage will be approximately 1.5x net debt / EBITDA on a pro forma FY15 basis1 but is expected to be lower by the time the transaction completes.

The acquisition is expected to complete during Q1 calendar year 2016 and iProperty will continue to be accounted as an associate until completion. As such, it will have little impact on EPS in FY16. On a pro-forma basis the acquisition will be mildly dilutive but iProperty is expected to continue to grow strongly and in line with iProperty’s current revenue growth guidance.

The transaction is subject to a number of standard conditions including iProperty shareholder and court approval, no material adverse change and no prescribed occurrences.

A copy of the Scheme Implementation Deed executed by iProperty and REA, which sets out all the conditions of the proposed transaction, is attached to this announcement.

The iProperty directors, who are not REA nominees (“Recommending Directors”), have recommended that iProperty shareholders vote in favour of the Scheme, subject to no superior proposal emerging and an Independent Expert giving an opinion that the Scheme is in the best interests of iProperty shareholders (other than REA).

[1]	Pro-forma net debt based on REA net cash of $78.9 million as at 30 June 2015, plus iProperty net cash of $6.0 million as at 30 June 2015, plus $500 million of maximum cash funding under the Scheme. Pro-forma EBITDA based on REA FY15 EBITDA of $285.8 million to 30 June 2015 and iProperty last twelve months EBITDA of $(2.1) million to 30 June 2015 (post expenses associated with share based options).

REA is being advised by Citigroup Global Markets Pty Limited as financial adviser, and Gilbert + Tobin Lawyers as legal counsel.

Further announcement(s) will be made by REA, if and when appropriate.

Ends.

For further information, contact:

REA Group Limited Investors	REA Group Limited Media

Owen Wilson	Natalie Cerny
Chief Financial Officer	Head of Corporate Affairs
P: +61 3 8456 4288	M: +61 407 487 221
E: ir@rea-group.com	E: natalie.cerny@rea-group.com

About REA Group Limited (www.rea-group.com)

REA Group Limited ACN 068 349 066 (ASX:REA) is a multinational digital advertising business specialising in property. REA operates Australia’s leading residential and commercial property websites, realestate.com.au and realcommercial.com.au, European sites casa.it, atHome.lu and immoRegion.fr, and Chinese property site myfun.com. REA also has a significant shareholding in US based Move, Inc. and ASX listed iProperty Group Ltd (ASX:IPP) which operates a number of property portals in Asia.

Attachment 1 - Summary of key transaction terms

Term	Description
Transaction	•	BidCo to acquire 100% of issued capital of iProperty that REA does not already own
	•	BidCo will be an Australian-incorporated private company, which upon completion will have a number of shares equal to the number of iProperty shares on issue prior to completion
	•	Transaction to be effected through a scheme of arrangement

Consideration	•	Default consideration is $4.00 cash per share (“Cash Consideration”)
	•	Alternatively, iProperty shareholders can elect to receive $1.20 cash per share and 0.7 shares in RollCo per share, a newly formed, unlisted public company to be incorporated in Australia (“Mixed Consideration”)
	•	RollCo will hold an indirect minority equity interest of between 10.7% and 20% in iProperty

BidCo ownership	•	REA = 80 – 89.3% of BidCo
	•	RollCo = 10.7 – 20% of BidCo
	•	Final ownership subject to take-up of RollCo shares

RollCo scale-back	•	Maximum number of shares to be issued by BidCo to RollCo is limited to a 20% indirect equity interest in iProperty
	•	A pro-rata scale back will be implemented in proportion of ownership and shareholders will receive cash consideration on any scale back

RollCo liquidity	•	Put options granted to RollCo shareholders will provide a progressive exit mechanism
	•	Put options allow for sale of RollCo shares during exercise windows following release of BidCo’s FY16 and FY17 audited accounts
	•	Consideration paid to shareholders is subject to iProperty reaching certain revenue and EBITDA hurdles
	•	At the conclusion of the two year period, if shareholders have not exercised the puts, REA may exercise call options over the shares it does not already own

REA funding	•	REA will fund the acquisition primarily from new debt facilities totalling $480 million, with the remainder from existing cash
	•	REA’s leverage will be approximately 1.5x net / EBITDA on a pro-forma FY15 basis[2] but is expected to be lower post completion of the transaction in Q1 calendar year 2016

Conditions	•	iProperty shareholder and court approval
precedent	•	No Material Adverse Change (“MAC”) or prescribed occurrences in relation to iProperty
	•	No legal or regulatory restraints that may prevent or inhibit completion
	•	Aggregate cash consideration from REA does not exceed $500 million
	•	Finalisation of definitive, long form BidCo and RollCo documentation consistent with the detailed term sheets

iProperty director recommendation	•	The iProperty directors who are not REA nominees have recommended that iProperty shareholders vote in favour of the Scheme, subject to no superior proposal emerging and an Independent Expert giving an opinion that the Scheme is in the best interests of iProperty shareholders (other than REA)

Board /	•	BidCo board will initially consist of 6 directors
management	•	REA will have 4 director nominees (including chair) and RollCo will have 2 director nominees
	•	It is currently the intention that iProperty’s existing senior management will continue existing roles

iProperty funding	•	Working capital facility supported by REA not less than $10m, on commercially based terms
	•	Additional iProperty funding from debt before seeking equity (no obligations on shareholders)

Exclusivity	•	Customary exclusivity clauses to begin 20 days after signing of SID (no talk, no shop, no diligence)
	•	Customary target break fee of 1% and bidder break fee of 1%

Timing	•	It is expected that the transaction will be completed during Q1 calendar year 2016

[2]	Pro-forma net debt based on REA net cash of $78.9 million as at 30 June 2015, plus iProperty net cash of $6.0 million as at 30 June 2015, plus $500 million of maximum cash funding under the Scheme. Pro-forma EBITDA based on REA FY15 EBITDA of $285.8 million to 30 June 2015 and iProperty last twelve months EBITDA of $(2.1) million to 30 June 2015 (post expenses associated with share based options).

Attachment 2 – Scheme Implementation Deed

Scheme implementation deed

Realestate.com.au Pty Limited

REA Group Limited

iProperty Group Limited

Contents		Page

1	Defined terms and interpretation	1

2	Agreement to proceed with Transaction	1

3	Conditions precedent	2

4	Scheme	5

5	Implementation	6

6	Public announcements	14

7	Board support of Transaction	15

8	Exclusivity	16

9	Target Break Fee	17

10	Bidder Break Fee	20

11	Representations and Warranties	22

12	Releases	25

13	Termination	27

14	Confidentiality deed and standstill	28

15	Duty, costs and expenses	29

16	GST	29

17	Guarantee by Bidder’s Guarantor	30

18	General	31

Schedule 1 — Dictionary		35

Schedule 2 — Target capital structure		47

Execution page		48

Gilbert + Tobin	48001809

Date: 1 November 2015

Parties

1	Realestate.com.au Pty Limited ABN 21 080 195 535 of Level 3, 511 Church Street, Richmond VIC 3121 (Bidder)

2	REA Group Limited ABN 54 068 349 066 of Level 3, 511 Church Street, Richmond VIC 3121 (Bidder’s Guarantor)

3	iProperty Group Limited ABN 99 126 188 538 of Suite 806, Level 8, 70 Pitt Street, Sydney NSW 2000 (Target)

Background

A	Target has agreed to propose a members’ scheme of arrangement pursuant to which Bidco will acquire all the Scheme Shares, and Target and Bidder have agreed to implement the scheme on the terms and conditions of this deed.

B	Bidder has agreed to assist Target in proposing the Scheme.

C	Bidder’s Guarantor has agreed to guarantee the Bidder’s obligations under this deed.

The parties agree

1	Defined terms and interpretation

1.1	Defined terms

A term or expression which is defined in the dictionary in Schedule 1 has the meaning given to it in the dictionary.

1.2	Interpretation

The interpretation clause in Schedule 1 sets out rules of interpretation for this deed.

2	Agreement to proceed with Transaction

(a)	Target agrees to propose the Scheme on and subject to the terms of this deed.

(b)	Bidder agrees to:

(i)	assist Target in proposing the Scheme; and

(ii)	procure Bidco and Rollco to assist Target propose the Scheme,

on and subject to the terms of this deed.

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3	Conditions precedent

3.1	Conditions precedent

Subject to this clause 3, the Scheme will not become Effective until and unless the following conditions precedent are satisfied or waived in accordance with clause 3.3.

(a)	(Court approval) The Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.

(b)	(Target Shareholder approval) Target Shareholders (other than Excluded Shareholders) approve the Scheme at the Scheme Meeting by the requisite majorities under section 411(4)(a) of the Corporations Act.

(c)	(Restraints) As at 8:00am on the Second Court Date:

(i)	there is not in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Government Agency, or other material legal restraint or prohibition;

(ii)	no action or investigation is announced, commenced or threatened by any Government Agency; and

(iii)	no application is made to any Government Agency (other than by a member of the Bidder Group),

which restrains, prohibits, impedes or otherwise materially adversely impacts upon (or could reasonably be expected to restrain, prohibit, impede or otherwise materially adversely impact upon) the completion of the Transaction.

(d)	(Material Adverse Change) No Material Adverse Change occurs between the date of this deed and 8:00am on the Second Court Date.

(e)	(Maximum Cash Consideration): Before 8.00am on the Second Court Date, valid Elections are received for Mixed Consideration such that the Aggregate Cash Consideration is less than or equal to the Maximum Cash Consideration.

(f)	(Prescribed Occurrence) No Prescribed Occurrence occurs between the date of this deed and 8:00am on the Second Court Date.

(g)	(Bidco and Rollco documentation) Before 8.00am on the First Court Date, the parties agree and exchange initialled copies of final long form versions of the:

(i)	investors’ agreement and constitution in respect of Bidco; and

(ii)	constitution of Rollco,

in accordance with clause 5.8.

3.2	Reasonable endeavours

(a)	Target must, from the date of this deed, use its reasonable endeavours to procure that the conditions precedent in clauses 3.1(d) and 3.1(f) are satisfied.

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(b)	The parties must, from the date of this deed, each use reasonable endeavours to procure that there is no occurrence or non-occurrence within their control or the control of any of their related bodies corporate that prevents, or would be reasonably likely to prevent, the satisfaction of any condition precedent.

(c)	Without limiting clause 3.2(b), each party must:

(i)	keep the other party informed of the progress towards satisfaction of the conditions precedent; and

(ii)	except to the extent prohibited by a Government Agency:

(A)	promptly notify the other party of all communications between it and a Government Agency in connection with any approval or consent required pursuant to a condition precedent in clause 3.1 or any action taken or proposed by, or any enquiries made by, a Government Agency in connection with the Transaction (Regulatory Matter); and

(B)	respond to reasonable requests for information that relate to any Regulatory Matter, whether made by the other party, a Government Agency or any other person, at the earliest practicable time.

3.3	Waiver of conditions precedent

(a)	The conditions precedent in clauses 3.1(a) and 3.1(b) cannot be waived.

(b)	The conditions precedent in clause 3.1(c) and 3.1(g) are for the benefit of Bidder and Target and any breach or non-fulfilment of either of these conditions precedent may only be waived with the written consent of both Bidder and Target.

(c)	The conditions precedent in clauses 3.1(d), 3.1(e) and 3.1(f) are for the sole benefit of Bidder and any breach or non-fulfilment of any of these conditions precedent may only be waived with the written consent of Bidder.

(d)	If a party waives the breach or non-fulfilment of a condition precedent, such waiver will not prevent that party from suing the other party for any breach of this deed that resulted in the breach or non-fulfilment of the condition precedent.

(e)	Waiver of breach or non-fulfilment of a condition precedent does not constitute:

(i)	a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(ii)	a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.

3.4	Termination on failure of condition precedent

(a)	If:

(i)	there is a breach or non-fulfilment of a condition precedent and:

(A)	the breach or non-fulfilment is not waived in accordance with clause 3.3; or

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(B)	each party having the benefit of that condition precedent confirms in writing to the other party that it will not waive the breach or non-fulfilment in accordance with clause 3.3;

(ii)	a condition precedent becomes incapable of satisfaction and:

(A)	the breach or non-fulfilment of that condition precedent that has occurred or would otherwise occur is not waived in accordance with clause 3.3; or

(B)	each party having the benefit of that condition precedent confirms in writing to the other party that it will not waive the breach or non-fulfilment of that condition precedent that has occurred or would otherwise occur in accordance with clause 3.3; or

(iii)	the Scheme has not become Effective on or before the End Date,

then either party may give the other party written notice (Consultation Notice) within 10 Business Days after the relevant event (Termination Event). The parties must then consult in good faith with a view to determining whether they can reach agreement with respect to:

(iv)	an extension of the time for satisfaction of the relevant condition precedent or an extension of the End Date (as the case may be); or

(v)	the Transaction proceeding by way of alternative means or methods.

(b)	Subject to clauses 3.4(c) and 3.4(d), if the parties are unable to reach such agreement within 10 Business Days after a Consultation Notice is given, either party (in this clause 3.4, the Terminating Party) may terminate this deed by giving written notice (Termination Notice) to the other party, provided that:

(i)	if the basis upon which the Terminating Party is seeking to terminate this deed is the occurrence of an event described in clause 3.4(a)(i) or 3.4(a)(ii), such condition precedent has not been waived in accordance with clause 3.3; and

(ii)	there has been no failure by the Terminating Party to comply with its obligations under this deed, where that failure directly and materially contributed to the circumstances forming the basis upon which the Consultation Notice was given.

(c)	If the condition precedent in clause 3.1(b) is not satisfied only because of a failure to obtain the majority required by sub-subparagraph 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice to the other within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that sub-subparagraph, provided the party has, in good faith, reasonably formed the view that the prospect of the Court exercising its discretion in that way is reasonable.

(d)	If the Court refuses to make an order approving the Scheme which satisfies the condition precedent in clause 3.1(a), the Target may, with the Bidder’s consent (such consent not to be unreasonably withheld or delayed), appeal the Court’s decision. The parties will bear the costs of any such appeal equally unless the parties otherwise agree.

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(e)	Where a Termination Notice is validly given under this clause 3.4, this deed will terminate with immediate effect and clause 13.6 will apply.

3.5	Certain notices

Each party must promptly notify the other party in writing if:

(a)	a condition precedent has been satisfied, in which case that party must comply with any reasonable request for evidence of such satisfaction made by the other party;

(b)	there is a breach or non-fulfilment of a condition precedent; or

(c)	it becomes aware of any fact, matter or circumstance that has resulted, will result or is reasonably likely to result in:

(i)	a condition precedent becoming incapable of satisfaction or otherwise not being satisfied in accordance with its terms;

(ii)	a breach of a Representation and Warranty given by that party under this deed or such a Representation and Warranty ceasing to be true and correct in any material respect; or

(iii)	a material breach of this deed by that party.

4	Scheme

4.1	Scheme

(a)	Subject to the terms and conditions of this deed:

(i)	Target must propose; and

(ii)	Bidder must implement and must procure that Bidder’s Guarantor, Bidco, Rollco and REA Austin must implement,

the Scheme on and subject to the terms and conditions of the Scheme, the Deed Poll and this deed.

(b)	Target must not consent to any modification of, or amendment to, the Scheme, or to the making or imposition by a court of any condition in respect of the Scheme, without the prior written consent of Bidder.

4.2	Allotment of shares in Bidco to Rollco

Before the issue of any New Rollco Shares to Scheme Shareholders on the Implementation Date under the Scheme, Bidder must procure the allotment to Rollco of a number of fully paid ordinary shares in Bidco equal to the number of New Rollco Shares which comprise the Aggregate Scrip Consideration (Rollco Bidco Shares).

4.3	Provision of Target Share information

In order to facilitate the provision of New Rollco Shares to Scheme Shareholders, Target must provide, or procure the provision, to Bidder a complete copy of the Target Share Register as at 7.00pm on the Record Date (which must include the name, address and registered holding of each Scheme Shareholder as at 7.00pm on the Record Date), within 2 Business Days after the Record Date and in such form as Bidder reasonably requires.

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5	Implementation

5.1	Obligations take effect from the date of this deed

For the avoidance of doubt, notwithstanding the deferral of the Exclusivity Period as contemplated in clause 8.1, the obligations of the parties under this clause 5 take effect from the date of this deed and the parties must use all reasonable endeavours to implement the Transaction as soon as possible.

5.2	Target obligations

Target must, acting at all times in good faith, take all steps reasonably necessary to implement the Scheme in accordance with the Timetable and otherwise as soon as practicable and on and subject to the terms of this deed. Without limiting the foregoing, Target must (to the fullest extent applicable):

(a)	(Independent Expert) as soon as reasonably practicable after the date of this deed, appoint the Independent Expert and provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report (and any update, addendum or variation to any such report);

(b)	(promotion of Transaction) subject to clause 7, provide all reasonable co-operation in the promotion of the Transaction to Target Shareholders, including procuring that senior Target Group employees communicate with customers and suppliers in a manner which is supportive of the Scheme;

(c)	(preparation of Scheme Booklet)

(i)	prepare the Scheme Booklet (other than the Bidder Information and the Independent Expert’s Report) in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules; and

(ii)	provide Bidder with drafts of the Scheme Booklet and the Independent Expert’s Report in a timely manner (including a proposed final draft no later than two business days prior to lodgement of the Regulators Draft) and, acting reasonably and in good faith, take into account (and, where applicable, promptly provide to the Independent Expert in writing) all reasonable comments from Bidder and its Representatives on those drafts, provided that such comments are provided to Target in a timely manner;

(d)	(lodgement of Regulator’s Drafts)

(i)	as soon as reasonably practicable after the date of this deed but no later than 14 days before the First Court Date, provide an advanced draft of the Scheme Booklet (Regulator’s Draft) to ASIC for its review for the purposes of section 411(2) of the Corporations Act, and provide a copy of the Regulator’s Draft to Bidder immediately thereafter; and

(ii)	keep Bidder reasonably informed of any material issues raised by ASIC in relation to the Regulator’s Draft and, where practical to do so, consult with Bidder in good faith as to how any such issues should be addressed (provided that, where such issues relate to Bidder Information, Target must not take any steps to address them without Bidder’s prior written consent, such consent not to be unreasonably withheld or delayed);

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(e)	(no objection statement) apply to ASIC for a statement under section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(f)	(First Court Hearing) apply to the Court for orders under section 411(1) of the Corporations Act directing Target to convene the Scheme Meeting;

(g)	(due diligence and verification) undertake appropriate due diligence and verification processes to ensure that, to the best of its knowledge having made all due and reasonable enquiries, the Target Information is not misleading or deceptive in any material respect (whether by omission or otherwise), and, once such processes have been completed, provide written confirmation to Bidder of the completion of such processes;

(h)	(approval and registration of Scheme Booklet) arrange for registration of the Scheme Booklet with ASIC in accordance with the Corporations Act;

(i)	(Scheme Meeting) as soon as reasonably practicable following registration of the Scheme Booklet by ASIC, despatch the Scheme Booklet to Target Shareholders, and convene and hold the Scheme Meeting in accordance with the orders made by the Court at the First Court Hearing;

(j)	(supplementary disclosure) if, after despatch of the Scheme Booklet, it becomes aware:

(i)	that information included in the Scheme Booklet is or has become misleading or deceptive in any material respect (whether by omission or otherwise); or

(ii)	of information that is required to be disclosed to Target Shareholders under any applicable law and RG 60 but was not included in the Scheme Booklet,

promptly consult with Bidder in good faith as to the need for, and form of, any supplementary disclosure to Target Shareholders, and, to the extent any such disclosure is Bidder Information, with Bidder’s prior written consent (such consent not to be unreasonably withheld or delayed), and otherwise having reasonably taken into account any comments from Bidder (provided such comments are provided to Target in a timely manner), make any such disclosure that it considers reasonably necessary in the circumstances, having regard to applicable laws and RG 60;

(k)	(conditions precedent certificate) at the Second Court Hearing, provide to the Court (through its counsel):

(i)	a certificate, in the form of a deed, confirming (in respect of matters within its knowledge) whether or not the conditions precedent (other than the conditions precedent in clause 3.1(a)) have been satisfied or waived in accordance with clause 3.3, a draft of which certificate must be provided to Bidder by 5:00pm on the Business Day prior to the Second Court Date; and

(ii)	any certificate provided to it by Bidder pursuant to clause 5.3(g);

(l)	(Second Court Hearing) subject to the conditions precedent (other than the condition precedent in clause 3.1(a) being satisfied or waived in accordance with clause 3, apply to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme;

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(m)	(Court Documents) prepare the Court Documents, provide drafts of those documents to Bidder in a timely manner and, acting reasonably and in good faith, take into account all reasonable comments from Bidder and its Representatives on those drafts, provided that such comments are provided in a timely manner;

(n)	(Bidder representation at Court Hearings) allow, and not oppose, any application by Bidder for leave of the Court to be represented by counsel at a Court Hearing;

(o)	(lodgement of Court order) for the purposes of section 411(10) of the Corporations Act, lodge with ASIC an office copy of the orders made by the Court under section 411(4)(b) of the Corporations Act approving the Scheme before 5:00pm on the Business Day following the day on which it receives such office copy;

(p)	(quotation of Target Shares and ASX listing) apply to ASX to have:

(i)	trading in Target Shares suspended from the close of trading on the Effective Date; and

(ii)	Target removed from the official list of ASX, and quotation of Target Shares on the ASX terminated, with effect on and from the close of trading on the Trading Day immediately following, or shortly after, the Implementation Date, and not do anything to cause any of these things to happen before the time specified in this clause 5.2(p);

(q)	(information and assistance) provide Bidder with such information, including a copy of the Target Share Register, and assistance as Bidder reasonably requests and which is necessary for the purpose of soliciting votes in favour of the Scheme. Such information is to be provided in each case in the form reasonably requested by the Bidder;

(r)	(compliance with laws) do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws, regulations and policy;

(s)	(implementation) if the Scheme become Effective, do all things contemplated of it under the Scheme and all other things (if any) necessary for the Target to do to lawfully give effect to the Scheme; and

(t)	(conditions) not do anything, or omit to do anything, which will, or is likely to, result in any of the conditions precedent in clause 3.1 being breached or not fulfilled.

5.3	Bidder obligations

Bidder must, acting at all times in good faith, take all steps reasonably necessary to implement the Scheme in accordance with the Timetable and otherwise as soon as practicable and on and subject to the terms of this deed. Without limiting the foregoing, Bidder must (to the fullest extent applicable):

(a)	(prepare Bidder Information)

(i)	as soon as reasonably practicable after the date of this deed, prepare the Bidder Information for inclusion in the Scheme Booklet in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules; and

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(ii)	provide Target with drafts of the Bidder Information in a timely manner (including a proposed final draft no later than two Business Days prior to lodgement of the Regulators Draft) and, acting reasonably and in good faith, take into account all reasonable comments from Target and its Representatives on those drafts, provided that such comments are provided to Bidder in a timely manner;

(b)	(assistance with Scheme Booklet and Court Documents) provide any assistance or information reasonably requested by Target or its Representatives in connection with the preparation of the Scheme Booklet (including any supplementary disclosure to Target Shareholders) or any Court Documents;

(c)	(Independent Expert’s Report) subject to the Independent Expert agreeing to reasonable confidentiality restrictions, provide any assistance or information reasonably requested by Target or its Representatives, or by the Independent Expert, in connection with the preparation of the Independent Expert’s Report (and any update, addendum or variation to any such report);

(d)	(due diligence and verification) undertake appropriate due diligence and verification processes to ensure that, to the best of its knowledge having made all due and reasonable enquiries, the Bidder Information is not misleading or deceptive in any material respect (whether by omission or otherwise), and, once those processes have been completed, provide written confirmation to Target of the completion of such processes;

(e)	(confirmation of Bidder Information) promptly after Target requests that it does so confirm in writing to Target that:

(i)	it consents to the inclusion of the Bidder Information in the Scheme Booklet, in the form and context in which the Bidder Information appears; and

(ii)	the inclusion of the Bidder Information in the Scheme Booklet, in that form and context, has been approved by the Bidder Board;

(f)	(update Bidder Information) promptly advise Target in writing if it becomes aware:

(i)	of information which should have been but was not included in the Bidder Information in a Scheme Booklet, and promptly provide Target with the omitted information; or

(ii)	that the Bidder Information in a Scheme Booklet is misleading or deceptive in any material respect (whether by omission or otherwise), and promptly provide Target with any information required to correct the misleading or deceptive statements;

(g)	(conditions precedent certificate) before the commencement of the Second Court Hearing, provide to Target for provision to the Court at the Second Court Hearing a certificate, in the form of a deed, confirming (in respect of matters within its knowledge) whether or not the conditions precedent (other than the condition precedent in clause 3.1(a) have been satisfied or waived in accordance with clause 3, a draft of which certificate must be provided to Target by 5:00pm on the Business Day prior to the Second Court Date;

(h)

(representation at Second Court Hearing) ensure that it is represented by counsel at the Second Court Hearing, at which through its counsel, Bidder will undertake (if requested by the Court) to do all such things and take all such steps

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within its power as are reasonably necessary in order to ensure the fulfilment of its obligations under this deed, the Scheme and to, so far as reasonably practicable, ensure that the Court makes an order under section 411(4)(b) of the Corporations Act approving the Scheme;

(i)	(Deed Poll) before 5:00pm on the Business Day prior to the First Court Date, enter into the Deed Poll and procure that Bidder’s Guarantor, Bidco, Rollco and REA Austin enter into the Deed Poll, if the Scheme becomes Effective, comply with its obligations, and procure that Bidder’s Guarantor, Bidco, Rollco and REA Austin comply with their obligations, under the Deed Poll;

(j)	(compliance with laws) do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws, regulations and policy;

(k)	(implementation) if the Scheme become Effective, do all things contemplated of it under the Scheme and all other things necessary to lawfully give effect to the Scheme;

(l)	(conditions) not do anything, or omit to do anything, which will, or is likely to, result in any of the conditions precedent in clause 3.1 being breached or not fulfilled; and

(m)	(Share Sale Deed) itself enter into, and must procure that each of Bidco and REA Austin, enter into the Share Sale Deed before 8.00am on the First Court Date and must procure that such Share Sale Deed is not amended without the prior written consent of Target.

5.4	Scheme Booklet

(a)	If the parties are unable to agree on the form or content of a particular part of the Scheme Booklet, then:

(i)	if the relevant part of the Scheme Booklet is Bidder Information, Target will make such amendments to that part of the Scheme Booklet as required by Bidder (acting reasonably and in good faith); and

(ii)	in any other case, Target (acting reasonably and in good faith) will decide the form and content of that part of the Scheme Booklet.

(b)	The parties agree that the Scheme Booklet will contain a responsibility statement to the effect that:

(i)	Target is responsible for the Target Information contained in the Scheme Booklet;

(ii)	Bidder is responsible for the Bidder Information contained in the Scheme Booklet; and

(iii)	the Independent Expert has provided, and is responsible for, the Independent Expert’s Report,

and none of Target, Bidder or their respective directors and officers assume any responsibility for the accuracy or completeness of the Independent Expert’s Report.

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5.5	Conduct of business

(a)	Subject to clause 5.5(b), from the date of this deed up to and including the Implementation Date, Target must:

(i)	ensure that the business of the Target Group is conducted:

(A)	in the usual and ordinary course;

(B)	in a manner generally consistent with the manner in which such business has been conducted in the 12 months prior to the date of this deed; and

(C)	in accordance with all applicable laws in all material respects;

(ii)	keep Bidder informed about material developments in the business of the Target Group;

(iii)	promptly notify Bidder of any legal proceedings, claim or investigation which may be threatened, asserted or commenced against any member of the Target Group;

(iv)	not, and must ensure that its Related Bodies Corporate do not:

(A)	settle any legal proceedings, claim, investigation, arbitration or other like proceeding where the settlement amount payable by any entity within the Target Group exceeds $250,000;

(B)	do or cause to be done, or fail to do or cause not to be done, anything that would or may result in the Scheme not being implemented or being implemented otherwise than in accordance with the terms of this deed; or

(C)	authorise, commit or agree to do any of the matters set out above;

(v)	make reasonable endeavours to:

(A)	keep available the services of the directors, officers and employees of the Target Group;

(B)	maintain and preserve the Target Group’s relationships with joint venturers, customers, suppliers, investors, Government Agencies, licensors, licensees and others with whom the Target Group has business dealings;

(C)	retain the services of all Key Employees;

(D)	not materially reduce its cash, save for any reductions in cash (x) as a result of the payment of costs and expenses incurred on financial adviser fees in connection with the Transaction as disclosed to Bidder prior to the date of this deed, or (y) as a result of taking any actions contemplated by this deed or (z) as a result of the payment of other reasonable adviser, expert, registry, court and printing costs and expenses directly related to the Transaction; and

(E)	maintain its business and assets, including maintaining at least its current level of insurance;

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(vi)	ensure that no Prescribed Occurrence occurs; and

(vii)	ensure that the Target Group does not enter into any lines of business or other activities in which the Target Group is not engaged as at the date of this deed, provided that, for the avoidance of doubt, nothing in this clause 5.5 shall prevent the Target Group from:

(A)	entering into any new countries or areas in relation to an existing line of business; or

(B)	charging agents and developer customers for research or real estate data.

(b)	Nothing in clause 5.5(a) restricts the ability of Target to take any action which:

(i)	is required or permitted by this deed or the Scheme or the transactions contemplated by either;

(ii)	has been fairly disclosed to Bidder in the Disclosure Materials before the date of this deed;

(iii)	has been agreed to in writing by Bidder; or

(iv)	that Target fairly disclosed in an announcement made by Target to ASX prior to the date of this deed.

(c)	In this deed, unless the context requires otherwise, references to the business or assets of the Target Group are to that business or those assets taken as a whole.

5.6	Access

Between the date of this deed and the Implementation Date (both dates inclusive), Target must use reasonable endeavours to procure that Bidder is provided with reasonable access to information (subject to existing confidentiality obligations owed to third parties), premises and senior executives of any member of the Target Group, where Bidder requests such access for the purposes of:

(a)	implementation of the Transaction; or

(b)	obtaining an understanding, or furthering its understanding, of the Target Group or its business or assets in order to allow Bidder to develop, finalise and implement its plans for the Target Group following implementation of the Transaction, provided that:

(c)	nothing in this clause will require Target to provide information concerning Target’s directors’ and management’s consideration of the Scheme;

(d)	compliance with any such request would not, in the reasonable opinion of Target (acting in good faith), result in undue disruption to the Target Group’s business; and

(e)	Target may provide to Bidder its records at any place other than Target’s premises with the prior written consent of the Bidder (which is not to be unreasonably withheld).

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5.7	Employment arrangements

Between the date of this deed and the Implementation Date (both dates inclusive), Target must:

(a)	use its best endeavours to facilitate meetings and negotiations between Bidder (or its representatives) and the Key Employees to discuss new employment arrangements and/or an amendment of the employment arrangements of the Key Employees to terms acceptable to the Bidder (acting reasonably) to apply on and from the Implementation Date;

(b)	provide all information, to the extent permitted by law, reasonably required by Bidder in respect of the Key Employees for the purposes of such discussions and negotiations;

(c)	not terminate (other than for cause) or encourage the resignation of any Key Employee; and

(d)	not in any way discourage any of the Key Employees from agreeing to terms reasonably suggested by Bidder in respect of such employment arrangements.

5.8	Bidco and Rollco documentation

The parties must use their best endeavours to work together in good faith from the date of this deed to finalise and agree the form and terms of the following as soon as possible and in any event by no later than 8:00am on the First Court Date:

(a)	an investors’ agreement in respect of Bidco which contains provisions to apply on and from the Implementation Date which are substantially in accordance with those set out in the term sheet in the Agreed Form;

(b)	a ‘vanilla’ constitution for Bidco in a form customary for Australian private companies, save that the provisions of the constitution must not be inconsistent with, and must (to the extent of any inconsistency) be overridden by, the terms of the investors’ agreement contemplated by clause 5.8(a); and

(c)	the constitution of Rollco which contains provisions to apply on and from the Implementation Date which are substantially in accordance with those set out in the term sheet in the Agreed Form.

Bidder and Target will exchange final form documents initialled for identification once finalised.

5.9	Implementation & Integration Planning

(a)	The parties must work together in good faith from the date of this deed up to and including the Implementation Date to commence planning for the merger and integration of Target and Bidder Group following the Implementation Date.

(b)	As soon as practicable after the date of this deed, the parties will constitute an operational committee which may consist equally of members of the management team of each of Target and Bidder Group and such other persons as the parties’ respective managing directors may agree from time to time.

(c)	The role of the operational committee is to act as a forum for the consideration and planning of matters relevant to implementation of the Transaction and the day one post implementation integration of the merged businesses.

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(d)	The operational committee will meet fortnightly or otherwise as reasonably required by either party in order to progress the Transaction and matters relevant to integration of the merged businesses.

(e)	If any provision of this deed requires Bidder’s agreement or consent in relation to the ongoing business operations of the Target Group, such agreement or consent will be taken to be given by Bidder if each representative of the Bidder Group on the operational committee confirms their support of the matter at a duly convened and minuted meeting of the committee at which all representatives of the Bidder Group are present, provided, however, that this provision does not limit the ways in which the Target may seek, and the Bidder may provide, such agreement or consent

(f)	The parties acknowledge and agree that:

(i)	nothing in this clause 5.7 requires a party to act at the direction of the other party;

(ii)	the respective businesses of the Bidder Group and the Target Group are to continue to operate independently until the Implementation Date; and

(iii)	nothing in this deed is intended to constitute or create the relationship of partnership, joint venture or similar.

5.10	Resignation of directors

Subject to provision of the Consideration in accordance with this deed, the Scheme and the Deed Poll, Target must procure that, with effect on and from the Implementation Date:

(a)	those persons nominated by Bidder at least 5 Business Days before the Implementation Date are appointed to the Target Board and the boards of other members of the Target Group, provided that:

(i)	such nominations are made in compliance with the terms of the investors’ agreement contemplated by clause 5.8(a);

(ii)	such persons sign consents to act as a director of the relevant member(s) of the Target Group; and

(iii)	such consents to act are provided to Target before the Implementation Date; and

(b)	those Target Directors and directors of other members of the Target Group, as nominated by Bidder (provided such nominations are made in compliance with the terms of the investors’ agreement contemplated by clause 5.8(a)), resign as a director of the relevant member(s) of the Target Group without any liability to such member(s) (provided that nothing in this clause 5.10(b) requires any such director to forego any rights they may have under any deed of access and indemnity or policy of directors and officers insurance.

6	Public announcements

(a)	Immediately after execution of this deed, each of Target and Bidder must release the relevant Agreed Public Announcement.

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(b)	Subject to clause 6(c), before a party makes any public announcement (whether to ASX or otherwise) which relates or refers to the Transaction (or may have a material effect on the Transaction or any aspect of it), that party must give other party a draft of such announcement and reasonable opportunity to comment on the form and content of the draft announcement and must take into account all reasonable comments promptly provided by the other party and its Representatives on the draft.

(c)	A party will only be required to comply with clause 6(b) if and to the extent that compliance would not, in the reasonable opinion of that party, be likely to result in that party breaching its continuous disclosure or similar obligations under any applicable law or the Listing Rules.

7	Board support of Transaction

7.1	Confirmation of Recommendations

(a)	Bidder acknowledges and agrees that neither Arthur Charlaftis, Owen Wilson and any other nominee of the Bidder (or a related body corporate of the Bidder) on Target’s board shall be present at any part of any board meeting where the Transaction is discussed.

(b)	Target represents and warrants that each Independent Target Director has confirmed (by way of unanimous resolution of the Independent Target Directors) that his or her recommendation in respect of the Scheme is that Target Shareholders (other than Excluded Shareholders) vote in favour of the Scheme at the Scheme Meeting (Recommendation) in the absence of:

(i)	a Superior Proposal; or

(ii)	the Independent Expert concluding that the Scheme is not in the best interests of Target Shareholders (including either the Independent Expert’s Report or any update, addendum or variation to it).

(c)	The parties acknowledge and agree that the Independent Target Directors may, in their discretion, as part of the Recommendation:

(i)	recommend only the Cash Consideration and make no recommendation in relation to the Mixed Consideration; or

(ii)	make no recommendation at all in relation to whether Target Shareholders should elect the Mixed Consideration or the Cash Consideration.

7.2	Maintenance of Recommendations

(a)	Target must use its best endeavours to procure that no Independent Target Director withdraws, changes or modifies a Recommendation unless:

(i)	a Superior Proposal is made; or

(ii)	the Independent Expert provides a report to Target (including either the Independent Expert’s Report or any update, addendum or variation to it) that concludes that the Scheme is not in the best interests of Scheme Shareholders.

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For the purposes of this clause, customary qualifications and explanations contained in the Scheme Booklet (or other correspondence with Target Shareholders) in relation to a Recommendation to the effect that the Recommendation is made in the absence of a Superior Proposal from a third party will not be regarded as a failure to make, or the withdrawal of, a Recommendation.

(b)	Subject to an Independent Target Director withdrawing or changing a Recommendation where an exception in clause 7.1 or clause 7.2 applies, Target must ensure that:

(i)	the Scheme Booklet includes statements to the effect that each Independent Target Director gives the Recommendation; and

(ii)	no public announcement is made by Target, and no public statement is made by any Independent Target Director, which is inconsistent with all Independent Target Directors giving the Recommendation.

7.3	Bidder acknowledgement

Bidder acknowledges that without derogating from a party’s rights under clause 13, if any of the events in clauses 7.2(a)(i) or 7.2(a)(ii) occur, then any Independent Target Director may change, withdraw or modify their Recommendation.

8	Exclusivity

8.1	Deferral of Exclusivity Period

The parties agree that the restrictions in clauses 8.2, 8.3, 8.4 and 8.5 do not take effect until the commencement of the Exclusivity Period, which is 20 days after the date of this deed.

8.2	No-shop

During the Exclusivity Period, Target must not, and must ensure that its Representatives do not, directly or indirectly:

(a)	solicit, initiate or invite enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Competing Proposal; or

(b)	communicate to any person any intention to do any of the things referred to in clause 8.2(a).

8.3	No-talk

(a)	Target represents and warrants to Bidder that as at the date of this deed it and its Representatives have terminated all discussions with any Third Party in relation to, or which could reasonably be expected to lead to, a Competing Proposal.

(b)	Subject to clause 8.6, during the Exclusivity Period, Target must not, and must ensure that its Representatives do not, directly or indirectly:

(i)	participate in any discussions or negotiations in relation to, or which may reasonably be expected to lead to, a Competing Proposal;

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(ii)	provide or make available to any Third Party any Non-public Information where provision of that information may reasonably be expected to lead to a Competing Proposal; or

(iii)	communicate to any person any intention to do any of the things referred to in clause 8.3(b)(i) or 8.3(b)(ii).

8.4	No due diligence

Without limiting clause 8.3 but subject to clause 8.6, during the Exclusivity Period, Target must not:

(a)	solicit, initiate, facilitate or encourage any party (other than Bidder or its Representatives) to undertake due diligence on Target or any member of the Target Group in connection with a Competing Proposal; or

(b)	make available to any other person (other than Bidder, its Representatives or a Government Agency) or permit such person to receive any Non-public Information with a view to obtaining, or which would reasonably be expected to lead to, a Competing Proposal.

This clause 8.4 does not prevent Target from providing information to ASX, the Independent Expert or Target’s auditors and advisers in the ordinary course of business or to otherwise effect the negotiation and entry into this deed, or from making normal presentations to brokers, portfolio investors and analysts in the ordinary course of business or promoting the merits of the Transaction.

8.5	Notification obligation

(a)	During the Exclusivity Period, Target must within 2 Business Days notify Bidder in writing if it is approached, or if any of its Representatives is approached, by any person in relation to an actual or potential Competing Proposal, and such notice must set out all material details of the approach, including the key terms of the Competing Proposal (including, if specified, the consideration, conditions, structure, timing, break fee and financing and due diligence requirements).

(b)	Subject to clause 8.6, such notice must also include the identity of the proponent(s) of the Competing Proposal.

8.6	Fiduciary exception

In respect of a Competing Proposal that is made or announced without any breach by Target of its obligations under this clause 8 (other than a breach permitted by this clause 8.6), Target may undertake any action (Prohibited Action) that would otherwise be prohibited by clause 8.3 or 8.4, or may fail to take any action (required action) that would otherwise be required by clause 8.5(b), if (and only to the extent that) the Independent Target Directors determine, acting in good faith and after consultation with Target’s financial advisers and receiving written legal advice from external legal advisors, that not undertaking the Prohibited Action, or taking the required action, would, or would be likely, to result in the Independent Target Directors breaching their fiduciary or statutory duties.

9	Target Break Fee

9.1	Background

This clause 9 has been agreed to in circumstances where:

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(a)	each party believes that it and its shareholders will derive significant benefits from the implementation of the Transaction;

(b)	Bidder has incurred and will further incur significant costs in connection with the Transaction, which will include significant opportunity costs if the Transaction is not implemented;

(c)	Bidder has requested that provision be made for the payment of the Target Break Fee by Target, and would not have entered into this deed had such provision not been made;

(d)	Target believes that it is appropriate to agree to pay the Target Break Fee to secure Bidder’s entry into this deed; and

(e)	each party has received separate legal advice in relation to this deed and the operation of this clause 9.

The parties acknowledge and agree that the costs referred to in clause 9.1(b) are of such a nature that they cannot be precisely quantified, but that the Target Break Fee is a genuine and reasonable pre-estimate of the those costs.

9.2	Payment of Target Break Fee

Subject to clauses 9.3 and 9.5, Target must pay Bidder the Target Break Fee (without set-off or withholding) within 10 Business Days after the date of receipt of a written demand from Bidder if any of the following events occur:

(a)	at any time between the date of this deed and the end of the Exclusivity Period, a Competing Proposal is made or announced by a Third Party, and, within 12 months thereafter:

(i)	a Competing Proposal of a kind referred to in paragraphs (a)(ii), (a)(iii) or (a)(iv) of the definition of Competing Proposal is completed, implemented or consummated by the Third Party or an Associate of the Third Party in the same or substantially the same form as made or announced;

(ii)	the Third Party or an Associate of the Third Party acquires Control of, or merges with, Target; or

(iii)	the Third Party acquires a Relevant Interest in 50% or more of Target Shares;

(b)	Bidder terminates this deed under clause 13.1(b), 13.2 (other than clauses 13.2(c) or 13.2(d)) or 13.5(b) (other than in circumstances where the Independent Expert concludes that the Transaction is not in the best interests of Target Shareholders); or

(c)	at any time between the date of this deed and the end of the Exclusivity Period, any Independent Target Director publicly:

(i)	withdraws or adversely changes his or her Recommendation; or

(ii)	makes any public statement to the effect that the Scheme is not, or is no longer, recommended,

other than:

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(iii)	where the Independent Expert concludes in the Independent Expert’s Report (or any update, addendum or variation to that report) that the Scheme is not in the best interests of Target Shareholders, other than where the reason for that conclusion is a Competing Proposal; or

(iv)	in circumstances where Target is entitled to terminate this deed under clause 13.1.

9.3	Payment conditions

(a)	Notwithstanding the occurrence of any event referred to in clause 9.2 or anything to the contrary in this deed, the Target Break Fee will not be payable if the Scheme becomes Effective. The Target Break Fee must be refunded to Target within 10 Business Days after the Scheme becomes Effective if it was paid to Bidder before that time.

(b)	Target can only ever be liable to pay the Target Break Fee once.

9.4	Nature of payment

The Target Break Fee is an amount to compensate Bidder for the following costs and expenses:

(a)	external advisory costs (excluding success fees);

(b)	internal costs such as costs of management and directors’ time, risk management costs and capital costs;

(c)	out-of-pocket expenses; and

(d)	opportunity costs incurred in pursuing the Transaction or in not pursuing other alternative acquisitions or strategic initiatives which otherwise could have been developed or pursued.

9.5	Compliance with law

(a)	This clause 9 imposes obligations on Target only to the extent that the performance of those obligations:

(i)	does not constitute unacceptable circumstances as declared by the Takeovers Panel;

(ii)	does not breach the fiduciary or statutory duties of the Target Directors; and

(iii)	is not otherwise unlawful or held or determined to be unenforceable by a court.

If the Target Break Fee is paid to Bidder and clause 9.5(a)(i), 9.5(a)(ii) or 9.5(a)(iii) applies, Bidder must refund the relevant part of the Target Break Fee (if any) to Target within 10 Business Days after receipt of a written demand from Target.

9.6	Other claims

The maximum aggregate amount which Target is required to pay in relation to a breach of this deed by Target is the Target Break Fee and in no event (other than for gross negligence or fraud) will the aggregate liability of Target under or in connection with a breach of this deed or for any Claim exceed the Target Break Fee.

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9.7	Exclusive Remedy

Notwithstanding any other provision under this deed, where the Target Break Fee becomes payable to Bidder under clause 9.2 of this deed (or would be payable if a demand was made), Target has no liability to Bidder for any Claim, other than Target’s liability to pay the Target Break Fee to Bidder in circumstances referred to in clause 9.2.

10	Bidder Break Fee

10.1	Background

This clause 10 has been agreed to in circumstances where:

(a)	each party believes that it and its shareholders will derive significant benefits from the implementation of the Transaction;

(b)	Target has incurred and will further incur significant costs in connection with the Transaction;

(c)	Target has requested that provision be made for the payment of the Bidder Break Fee by Bidder, and would not have entered into this deed had such provision not been made;

(d)	Bidder believes that it is appropriate to agree to pay the Bidder Break Fee to secure Target’s entry into this deed; and

(e)	each party has received separate legal advice in relation to this deed and the operation of this clause 10.

The parties acknowledge and agree that the costs referred to in clause 10.1(b) are of such a nature that they cannot be precisely quantified, but that the Break Fee is a genuine and reasonable pre-estimate of the those costs.

10.2	Payment of Bidder Break Fee

Subject to clause 10.3 and without limiting the rights of Target in respect of any other claims that may arise under this deed, Bidder must pay Target the Bidder Break Fee (without set-off or withholding) within 10 Business Days after the date of receipt of a written demand from Target if any of the following events occur:

(a)	Target terminates this deed in accordance with 13.1(b) or 13.5(a); or

(b)	Bidder does not pay the Consideration in accordance with the terms and conditions of this deed and the Deed Poll.

10.3	Payment conditions

(a)	Notwithstanding the occurrence of any event referred to in clause 10.2 or anything to the contrary in this deed, the Bidder Break Fee will not be payable if the Scheme becomes Effective. The Bidder Break Fee must be refunded to Bidder within 10 Business Days after the Scheme becomes Effective if it was paid to Target before that time.

(b)	Bidder can only ever be liable to pay the Bidder Break Fee once.

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10.4	Nature of payment

The Bidder Break Fee is an amount to compensate Target for the following costs and expenses:

(a)	external advisory costs (excluding success fees);

(b)	internal costs such as costs of management and directors’ time, risk management costs and capital costs;

(c)	out-of-pocket expenses; and

(d)	opportunity costs incurred in pursuing the Transaction or in not pursuing other alternative acquisitions or strategic initiatives which otherwise could have been developed or pursued.

10.5	Compliance with law

(a)	This clause 10 imposes obligations on Bidder only to the extent that the performance of those obligations:

(i)	does not constitute unacceptable circumstances as declared by the Takeovers Panel;

(ii)	does not breach the fiduciary or statutory duties of the directors of the Bidder; and

(iii)	is not otherwise unlawful or held or determined to be unenforceable by a court.

If the Bidder Break Fee is paid to Target and clause 10.5(a)(i), 10.5(a)(ii), or 10.5(a)(iii) applies, Target must refund the relevant part of the Bidder Break Fee (if any) to Bidder within 10 Business Days after receipt of a written demand from Bidder.

10.6	Other claims

Subject to clause 10.8, the maximum aggregate amount which Bidder is required to pay in relation to a breach of this deed by Bidder is the Bidder Break Fee and in no event (other than for gross negligence or fraud) will the aggregate liability of Bidder under or in connection with a breach of this deed or for any Claim exceed the Bidder Break Fee.

10.7	Exclusive Remedy

Subject to clause 10.8 but notwithstanding any other provision under this deed, where the Bidder Break Fee becomes payable to Target under clause 10.2 of this deed (or would be payable if a demand was made), Bidder has no liability to Target for any Claim, other than Bidder’s liability to pay the Bidder Break Fee to Target in circumstances referred to in clause 10.2.

10.8	Claims under the Deed Poll

Nothing in clauses 10.6 and 10.7 or otherwise in this deed will limit Bidder’s Guarantor, Bidder, Bidco or Rollco’s liability under or in connection with a breach of clause 4.2 of this deed or the Deed Poll.

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11	Representations and Warranties

11.1	Bidder and Bidder’s Guarantor Representations and Warranties

Bidder represents and warrants, and Bidder’s Guarantor jointly and severally represents and warrants where applicable in respect of Bidder’s Guarantor as well as Bidder, to Target that:

(a)	(validly existing) it is a validly existing corporation registered under the laws of its place of incorporation;

(b)	(power) it has full corporate power and lawful authority to execute, deliver and perform this deed and the Deed Poll;

(c)	(corporate action) it has taken all necessary corporate action to authorise the entry into this deed and has taken or will take all necessary corporate action to authorise the performance of this deed and the Deed Poll;

(d)	(binding) this deed is its valid and binding obligation enforceable in accordance with its terms;

(e)	(performance) the execution and performance by it of this deed did not and will not violate or breach any provision of:

(i)	a law or treaty or a judgment, ruling, order or decree binding on it; or

(ii)	its constitution;

(f)	(regulatory approvals) as far as Bidder is aware, no regulatory approval is required to be obtained by Bidder in order for it to execute, deliver and perform this deed;

(g)	(Bidder Information) the Bidder Information included in the Scheme Booklet with its consent pursuant to clause 5.3(e), and any other information provided by it pursuant to clause 5.3(f), will not be misleading or deceptive in any material respect (whether by omission or otherwise) and will comply in all material respects with applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules;

(h)	(Compliance) Bidco and Rollco have complied in all material respects with all material laws applicable to them;

(i)	(Insolvency) neither the Bidder’s Guarantor, Bidder, Bidco nor Rollco is insolvent or otherwise unable to pay their debts as and when they fall due;

(j)	(No encumbrances) there is no encumbrance over any or all of the shares in Bidco or Rollco;

(k)	((Financing) The Bidder has sufficient cash reserves, or will have in place funding arrangements which are unconditional (save for conditions which are solely within the Bidder’s control), to pay the Maximum Cash Consideration;

(l)

(Working capital facility) The Bidder will provide a working capital facility to the Target for a minimum of $10 million which will be available to the Bidder (if required), Bidco (if required) and the Target Group for drawdown immediately post

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implementation of the Scheme on terms to be agreed between Bidder’s Guarantor and Target by 8:00am on the Second Court Date.

11.2	Target Representations and Warranties

Target represents and warrants to Bidder that:

(a)	(validly existing) it is a validly existing corporation registered under the laws of its place of incorporation;

(b)	(power) it has full corporate power and lawful authority to execute, deliver and perform this deed and the Scheme;

(c)	(corporate action) it has taken all necessary corporate action to authorise the entry into this deed and has taken or will take all necessary corporate action to authorise the performance of this deed and the Scheme;

(d)	(binding) this deed is its valid and binding obligation enforceable in accordance with its terms;

(e)	(performance) the execution and performance by it of this deed did not and will not violate or breach any provision of:

(i)	a law or treaty or a judgment, ruling, order or decree binding on it; or

(ii)	its constitution;

(f)	(capital structure) its capital structure is as set out in Schedule 2 and, other than as set out in Schedule 2:

(i)	it has not issued any other Target Shares or other securities, rights or instruments which are still outstanding and may convert into, or give the holder the right to be issued, Target Shares; and

(ii)	it is not under any obligation to issue, and no person has any right to require or call for the issue of, any Target Shares or other securities, rights or instruments issuable by Target (whether such obligation or right is conditional or otherwise);

(g)	(Target Information) the Target Information included in the Scheme Booklet, and any supplementary disclosure made to Target Shareholders pursuant to clause 5.2(j) (excluding any information provided by Bidder), will not be misleading or deceptive in any material respect (whether by omission or otherwise) and will comply in all material respects with applicable laws (including the Corporations Act and the Corporations Regulations), RG 60 and the Listing Rules;

(h)	(due diligence) the Disclosure Materials were provided or made available to Bidder and its Representatives in good faith for the purposes of a due diligence process and in this context, as far as Target is aware after having made all reasonable enquiries, the Disclosure Materials have been collated with all reasonable care and skill and are not misleading, deceptive or incomplete in any material way;

(i)

(publicly available information) no documents or announcements which Target or any of its related bodies corporate has lodged or filed with, or otherwise given to, any Government Agency (or which has been so lodged, filed or given on its behalf or on behalf of any of its related bodies corporate), and which is publicly available

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or otherwise in the public domain, is misleading or deceptive in any material respect (whether by omission or otherwise);

(j)	(continuous disclosure) it has complied with its continuous disclosure obligations under Listing Rule 3.1 and, following release of the Agreed Public Announcement, there will be no information which it is withholding from disclosure in reliance on Listing Rule 3.1A;

(k)	(accounts) Target’s audited financial statements for the half year ended 30 June 2015 show a true and fair view of the financial position and affairs of the Target Group as at that date and the financial performance and operation of the Target Group for the financial period ending on that date and are not misleading or deceptive in any respect;

(l)	(Compliance) all members of the Target Group have complied in all material respects with all material laws applicable to them;

(m)	(No defaults) no member of the Target Group is in material default under any Material Contract binding on it or its assets nor has anything occurred which is or would with the giving of notice or the lapse of time constitute an event of default, prepayment event or similar event or give another party a termination right or right to accelerate any right or obligation under any Material Contract;

(n)	(No litigation) Other than the matters disclosed in the Disclosure Materials, no material litigation, prosecution, arbitration, mediation, or other proceedings relating to the Target Group has been on foot in the 3 years prior to the date of this deed, is current, is pending or, to the best of Target’s knowledge having made all due and reasonable enquiries, threatened or would reasonably be expected to arise as a result of current circumstances;

(o)	(Insolvency) no member of the Target Group is insolvent or otherwise unable to pay their debts as and when they fall due;

(p)	(No Encumbrances) there is no Encumbrance over all or any of the assets or revenues of the Target Group, other than as disclosed in the Disclosure Materials; and

(q)	(Third party rights) Target is not aware of any facts or circumstances (except as disclosed in the Disclosure Materials) to suggest that the entry into this deed and the implementation of the Scheme will cause third party to:

(i)	terminate a Material Contract or vary the performance of any material obligation of Target under the Material Contract; or

(ii)	exercise a right to acquire, or require the disposal of, any material assets of Target.

11.3	Qualifications on Target Representation and Warranties

(a)	The Bidder acknowledges and agrees that the Target has disclosed against the Target Representations and the Bidder is aware of, and will be treated as having actual knowledge of all facts, matters and circumstances that:

(i)	are fairly disclosed in the Disclosure Materials;

(ii)	the Target fairly disclosed in an announcement made by Target to ASX prior to the date of this deed; or

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(iii)	are expressly required or permitted by this deed or the Scheme or the transactions contemplated by either.

(b)	The Target Warranties are given subject to the disclosure described in clause 11.3(a) and the Bidder must not make a Claim and the Target will not be in breach of a Representation and Warranty if the facts, matters or circumstances giving rise to such Claim or right to terminate are disclosed under clause 11.3(a).

11.4	Survival of Representations and Warranties

Each Representation and Warranty:

(a)	is severable;

(b)	survives termination of this deed; and

(c)	is given with the intent that liability thereunder will not be confined to breaches which are discovered prior to the date of termination of this deed.

11.5	Timing of Representations and Warranties

Unless otherwise expressly specified, each Representation and Warranty is given at the date of this deed and again at 8:00am on the Second Court Date, except that the Target Representation and Warranty in clause 11.2(j) are only given at the date of this deed.

12	Releases

12.1	Release of Target Indemnified Parties

(a)	Subject to clause 12.1(b), Bidder releases any and all rights that it may have, and agrees with Target that it will not make any claim, against any Target Indemnified Party as at the date of this deed and from time to time in connection with:

(i)	any breach of any covenant, representation or warranty given by Target under this deed;

(ii)	any disclosures containing any statement which is false or misleading (whether by omission or otherwise); or

(iii)	any failure to provide information,

except where a Target Indemnified Party has engaged in wilful misconduct or fraud. To avoid doubt, nothing in this clause 12.1(a) limits the rights of Bidder to terminate this deed under clause 13.

(b)	The release in clause 12.1(a) is subject to any restriction imposed by law and will be read down to the extent that any such restriction applies.

(c)	Target receives and holds the benefit of clause 12.1(a) as trustee for the Target Indemnified Parties.

12.2	Release of Bidder Indemnified Parties

(a)	Subject to clause 12.2(b), Target releases any and all rights that it may have, and agrees with Bidder that it will not make any claim, against any Bidder Indemnified Party as at the date of this deed and from time to time in connection with:

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(i)	any breach of any covenant, representation or warranty given by Bidder under this deed;

(ii)	any disclosures containing any statement which is false or misleading (whether by omission or otherwise); or

(iii)	any failure to provide information,

except where a Bidder Indemnified Party has engaged in wilful misconduct or fraud. To avoid doubt, nothing in this clause 12.2 limits the rights of Target to terminate this deed under clause 13.

(b)	The release in clause 12.2(a) is subject to any restriction imposed by law and will be read down to the extent that any such restriction applies.

(c)	Bidder receives and holds the benefit of clause 12.2(a) as trustee for that Bidder Indemnified Parties.

12.3	Deeds of indemnity and insurance

(a)	Subject to the Scheme becoming Effective and the Transaction completing, Bidder undertakes in favour of Target and each other person who is a Target Indemnified Party that it will:

(i)	for a period of 7 years from the Implementation Date, ensure that the constitutions of Target and each other member of the Target Group continues to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a member of the Target Group; and

(ii)	procure that Target and each member of the Target Group complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and without limiting the foregoing, ensure that directors’ and officers’ run-off insurance cover for such directors and officers is maintained for a period of 7 years from the retirement date of each director and officer (and Target may, at its election, pay any amounts necessary to ensure such maintenance upfront prior to the implementation of the Scheme).

(b)	Bidder acknowledges that notwithstanding any other provision of this deed, Target may, prior to the Implementation Date, enter into arrangements to secure directors and officers run-off insurance for up to such 7 year period, and that any actions to facilitate that insurance or in connection therewith will not be Prescribed Occurrences or breach any provision of this deed.

(c)	The undertakings contained in clause 12.3(a) are subject to any Corporations Act restriction and will be read down accordingly.

(d)	Target receives and holds the benefit of clause 12.3(a), to the extent it relates to the other Target Indemnified Parties, as trustee for them.

(e)	In respect of each member of the Target Group, the undertakings in clause 12.3(a) are given until the earlier of:

(i)	the end of the relevant period specified in clause 12.3(a); and

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(ii)	the relevant Target Group member ceasing to be part of the Target Group.

13	Termination

13.1	Termination by either party

(a)	Either party may terminate this deed in accordance with clause 3.4.

(b)	At any time before 8:00am on the Second Court Date, either party may terminate this deed if the other party commits a material breach of this deed (save for a breach of a Representation and Warranty which is dealt with in clause 13.5), provided that:

(i)	it has given written notice to the other party setting out the relevant circumstances and stating an intention to terminate this deed; and

(ii)	the relevant circumstances have continued to exist for 5 Business Days from the time such notice is given (or any shorter period ending at 5:00pm on the Business Day before the Second Court Date).

Termination under this clause 13.1(b) will take effect at the expiry of the period referred to in clause 13.1(b)(ii).

13.2	Termination by Bidder

Bidder may terminate this deed, with immediate effect, at any time before 8:00am on the Second Court Date by notice in writing to Target if:

(a)	Target materially breaches clause 8;

(b)	a Prescribed Occurrence occurs which will have a materially adverse effect on the Target Group;

(c)	in any circumstances (including where an exception in clause 7.1 or 7.2 applies):

(i)	any Independent Target Director withdraws, changes or modifies their Recommendation;

(ii)	any Independent Target Director makes any public statement that is inconsistent with the Recommendation; or

(iii)	any Independent Target Director recommends, endorses or supports any Competing Proposal;

(d)	in any circumstances, Target enters into any agreement or arrangement in relation to the implementation of any Competing Proposal.

13.3	Termination by Target

Target may terminate this deed, with immediate effect, by notice in writing to Bidder if, at any time before 8:00am on the Second Court Date, the Independent Target Directors publicly:

(a)	withdraw or change the Recommendation; or

(b)	recommend a Competing Proposal,

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in each case provided that an exception in clause 7.1 or 7.2 applies.

13.4	Termination by written agreement

This deed may be terminated by the written agreement of the parties, on such terms as the parties agree.

13.5	Termination for breach of Representation and Warranty

(a)	Target may, at any time prior to 8.00am on the Second Court Date, terminate this deed for breach of a Bidder Representation and Warranty only if:

(i)	Target has given written notice to Bidder setting out the relevant circumstances and stating an intention to terminate this deed;

(ii)	the relevant circumstances have continued to exist for 5 Business Days from the time such notice is given (or any shorter period ending at 5:00pm on the Business Day before the Second Court Date); and

(iii)	the relevant breach is material in the context of the Scheme taken as a whole.

(b)	Bidder may, at any time prior to 8.00am on the Second Court Date, terminate this deed for breach of a Target Representation and Warranty only if:

(i)	Bidder has given written notice to Target setting out the relevant circumstances and stating an intention to terminate this deed;

(ii)	the relevant circumstances have continued to exist for 5 Business Days from the time such notice is given (or any shorter period ending at 5:00pm on the Business Day before the Second Court Date); and

(iii)	the relevant breach is material in the context of the Scheme taken as a whole.

13.6	Effect of termination

If this deed is terminated in accordance with this clause 13, this deed will cease to have force and effect without any liability or obligation on the part of any party, except that:

(a)	this clause 13.6 and clauses 1, 9, 10, 11.4, 11.5, 12, 14, 15, 16, 17 and 18, and Schedule 1, will survive termination; and

(b)	each party will retain any rights and remedies that accrued prior to termination, including any rights and remedies in respect of any past breach of this deed or (if applicable) in respect of the breach giving rise to termination.

14	Confidentiality deed and standstill

(a)	Each party acknowledges and agrees that nothing in this deed derogates from the rights and obligations of Target under the Confidentiality Deed, provided that this deed prevails to the extent of any inconsistency with the Confidentiality Deed.

(b)

The parties agree that, notwithstanding anything to the contrary in the Confidentiality Deed, if any person (other than Bidder or one of its Related Bodies Corporate or any of their Associates) acquires an interest (including a Relevant

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Interest and/or an economic interest by way of an equity swap, contract for difference or similar transaction or arrangement) in 10% or more of Target Shares, there will be no restriction on Bidder or its Related Bodies Corporate (other than a restriction imposed by statute) acquiring an interest in any Target Shares under a takeover bid for all the Target Shares provided that:

(i)	the consideration offered under such a takeover bid includes an all cash amount of not less than $4.00 per Target Share; and

(ii)	any conditions to the offers under such a takeover bid are no less favourable to Target Shareholders than the conditions precedent of the Scheme as set out in clause 3.1 of this deed.

The parties agree that, for the purposes of paragraph 14(b)(ii), a 90% minimum acceptance condition will not cause such takeover bid to be subject to conditions less favourable than the conditions precedent of the Scheme.

15	Duty, costs and expenses

15.1	Stamp duty

Bidder:

(a)	must pay all stamp duties and any related fines and penalties in respect of this deed or any transaction effected under it; and

(b)	indemnifies Target against any liability arising from or in connection with any failure by it to comply with clause 15.1(a).

15.2	Costs and expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this deed and the proposed, attempted or actual implementation of the Transaction.

16	GST

(a)	In this clause 16, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that legislation.

(b)	If a party makes a supply under or in connection with this deed in respect of which GST is payable, the consideration for the supply but for the application of this clause 16(b) (GST exclusive consideration) is increased by an amount (additional GST amount) equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

(c)	If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by the amount equal to any input tax credit the other party, or the representative member of the GST group of which the other party is a member, is entitled to with respect to the loss, cost or expense, and then increased in accordance with clause 16(b) if such amount is consideration for a taxable supply made under or in connection with this deed.

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(d)	A party need not make a payment of the additional GST amount until it receives a tax invoice or adjustment note (as appropriate) for the supply to which the payment relates.

17	Guarantee by Bidder’s Guarantor

17.1	Guarantee and indemnity

Bidder’s Guarantor:

(a)	unconditionally and irrevocably guarantees to Target on demand, the due and punctual performance of Bidder’s obligations under this deed; and

(b)	as a separate and additional liability, indemnifies Target against all loss, actions, proceedings and judgements of any nature, incurred by, brought, made or recovered against Target arising from any default in the due performance of Bidder’s obligations under this deed.

17.2	Extent of guarantee and indemnity

The liability of Bidder’s Guarantor under this clause 17 is not affected by anything that, but for this clause 17, might operate to release or exonerate Bidder’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of Bidder’s Guarantor:

(a)	the grant to Bidder, Bidder’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of Bidder, Bidder’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between Target, Bidder or Bidder’s Guarantor or any other person;

(c)	Target exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against Bidder, Bidder’s Guarantor or any other person;

(d)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by Target from Bidder, Bidder’s Guarantor or any other person or by the taking of or failure to take any security;

(e)	the failure or omission or any delay by Target or Bidder to give notice to Bidder’s Guarantor of any default by Bidder or any other person under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to Bidder, Bidder’s Guarantor or any other person.

17.3	Principal and independent obligation

This clause 17 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

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17.4	Continuing guarantee and indemnity

This clause 17 is a continuing obligation of Bidder’s Guarantor, despite implementation of the Scheme, and remains in full force and effect for so long as Bidder has any liability or obligation to Target under this deed and until all of those liabilities or obligations have been fully discharged.

17.5	No withholdings

(a)	Bidder’s Guarantor must make all payments that become due under this clause 17, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges).

(b)	If Bidder’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 17, it must pay to Target such amount as is necessary to ensure that the net amount received by Target after withholding equals the amount Target would otherwise been entitled to if not for the withholding.

17.6	Currency

Bidder’s Guarantor must pay all moneys that it becomes liable to pay under this clause 17 in the currency in which they are payable under this deed and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

17.7	No set off

Bidder Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 17, against any moneys that Target or any other member of the Target Group may be, or become, liable to pay to a member of the Bidder Group whether under this deed or otherwise.

17.8	Bidder’s Guarantor’s liability

Bidder’s Guarantor’s liability in respect of any claim shall not exceed Bidder’s liability in respect of that claim.

18	General

18.1	Notices

(a)	A notice, consent, approval, waiver or other communication sent by a party under this deed (Notice) must be:

(i)	in writing;

(ii)	sent by an authorised representative of the sender; and

(iii)	marked for the attention of the person named below,

and must be:

(iv)	left at, or sent by prepaid ordinary post (or by airmail if posted to or from a place outside Australia) to, the address set out below;

(v)	sent by email to the address set out below.

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Bidder and Bidder’s Guarantor

Attention:	Tracey Fellowes / Sarah Turner

Address:	Level 3, 511 Church Street, Richmond VIC 3121

Email:	tracey.fellows@rea-group.com / sarah.turner@rea-group.com
with a copy (for information purposes only) to: Andrew Bullock / Nirangjan Nagarajah Gilbert + Tobin 2 Park Street Sydney NSW 2000 ABullock@gtlaw.com.au NNagarajah@gtlaw.com.au

Target

Attention:	John Armstrong

Address:	Suite 806, Level 8, 70 Pitt Street, Sydney NSW 2000

Email:	jarmstrong@seek.com.au

with a copy (for information purposes only) to:

Attn: Michael Ziegelaar / Andrew Rich

Herbert Smith Freehills

ANZ Tower, 161 Castlereagh Street

Sydney NSW 2000

michael.ziegelaar@hsf.com

andrew.rich@hsf.com

(b)	Subject to clause 18.1(c), a Notice is taken to be received:

(i)	if sent by delivery, when it is delivered;

(ii)	if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

(iii)	if sent by email:

(A)	when the sender receives an automated message confirming delivery; or

(B)	four hours after the time sent (as recorded on the device from which the email was sent), provided that the sender does not receive an automated message that the email has not been delivered,

whichever happens first.

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(c)	If a Notice is taken to be received under clause 18.1(b):

(i)	before 9:00am on a Business Day, it will be taken to be received at 9:00am on that Business Day; or

(ii)	after 5:00pm on a Business Day or on a non-Business Day, it will be taken to be received at 9:00am on the next Business Day.

18.2	Governing law and jurisdiction

(a)	This deed is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.

18.3	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)	Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other person, except for any representation or inducement expressly set out in this deed.

18.4	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

18.5	Waivers and consents

(a)	Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.

(b)	Any waiver or consent given by a party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

(d)	Except where this deed expressly provides otherwise, where the consent of a party is required under this deed, such consent may be given or withheld in that party’s absolute discretion.

18.6	Variation

This deed may only be varied by a document signed by or on behalf of each of the parties.

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18.7	Assignment

(a)	A party may not assign, novate or otherwise transfer any of its rights or obligations under this deed without the prior written consent of the other parties.

(b)	A breach of clause 18.7(a) by a party shall be deemed to be a material breach for the purposes of clause 13.1(b)

(c)	Clause 18.7(b) does not affect the construction of any other part of this deed.

18.8	Further action

Each party will do all things and execute all further documents necessary to give full effect to this deed.

18.9	Entire agreement

This deed supersedes all previous agreements, understandings, negotiations or deeds in respect of its subject matter and embodies the entire agreement between the parties.

18.10	Severability

(a)	If the whole or any part of a provision of this deed is void, unenforceable or illegal in a jurisdiction, it is severed for that jurisdiction but only to the extent that it is void, unenforceable or illegal and provided that it will have full force and effect in any other jurisdiction. Where a provision (or any part thereof) is severed in a jurisdiction, the remainder of this deed will have full force and effect in that (and any other) jurisdiction.

(b)	This clause 18.10 does not apply to any severance that alters the basic nature of this deed or is contrary to public policy.

18.11	Counterparts

This deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

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Schedule 1 —

Dictionary

1	Dictionary

additional GST amount has the meaning given in clause 16(b).

Aggregate Cash Consideration has the meaning given in the Scheme.

Aggregate Scrip Consideration has the meaning given in the Scheme.

Agreed Form in respect of a document means that document in the form, or substantially the form, agreed by Bidder and Target prior to execution of this deed and initialled by Bidder and Target or their solicitors on their behalf for the purpose of identification.

Agreed Public Announcement means an announcement or announcements in the Agreed Form, to be released by each of Bidder and Target pursuant to clause 6(a).

ASIC means the Australian Securities and Investments Commission.

Associate has the meaning given in section 12 of the Corporations Act.

ASX means ASX Limited (ABN 98 008 624 691) or, where the context requires, the financial market operated by it known as the “Australian Securities Exchange”.

B-Class Share has the meaning given in the Scheme.

Bidder Break Fee means $7,500,000 (exclusive of GST).

Bidder Group means, collectively, Bidder and each of its Related Bodies Corporate and a reference to a ‘Bidder Group Member’ or ‘a member of the Bidder Group’ is to Bidder or any of its Related Bodies Corporate.

Bidder Indemnified Party means a director, officer, employee or adviser of a member of the Bidder Group.

Bidder Information means:

(a)	information regarding the Bidder Group provided by or on behalf of Bidder to Target or its Representatives in writing for inclusion in a Scheme Booklet; and

(b)	all information in the Scheme Booklet regarding Bidco and Rollco, including the risk factors to be disclosed in the Scheme Booklet regarding Bidco and Rollco and all other material information in respect of the New Rollco Shares which shall comprise the Aggregate Scrip Consideration, and for the avoidance of doubt does not include the Target Information and the Independent Expert’s Report.

Bidder Representations and Warranties means the representations and warranties set out in clause 11.1.

Bidco means a directly or indirectly wholly-owned Subsidiary of Bidder.

Bidco Rollco Shares has the meaning given in clause 4.2.

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Business Day has the meaning given in the Listing Rules.

Cash Consideration has the meaning given in the Scheme.

Claim means any claim, demand, legal proceedings or cause of action (including any claim, demand, legal proceedings or cause of action:

(a)	based in contract (including breach of warranty);

(b)	based in tort (including misrepresentation or negligence);

(c)	under common law or equity; or

(d)	under statute (including the Australian Consumer Law (being Schedule 2 of the Competition and Consumer Act 2010 (Cth) (CCA)) or Part VI of the CCA, or like provision in any state or territory legislation)), in any way relating to this deed or the Transaction, and includes a claim, demand, legal proceedings or cause of action arising under an indemnity in this deed.

Competing Proposal means any expression of interest or intent, proposal, offer, agreement, arrangement or transaction which:

(a)	if entered into or completed, would result in a Third Party (either alone or together with one or more Associates) directly or indirectly:

(i)	acquiring an interest (including an economic interest by way of an equity swap, contract for difference or similar transaction or arrangement) or a Relevant Interest in 20% or more of the Target Shares;

(ii)	acquiring, becoming the holder of or having a right to acquire or an economic interest in all or a substantial part of the business, or any of the material assets, of the Target Group (where a material asset of the Target Group will include rights in respect of assets representing 20% or more of the value of the Target Group’s total assets);

(iii)	otherwise acquiring, acquiring Control of or merging with Target or any other material member of the Target Group; or

(iv)	requiring Target to abandon, or otherwise fail to proceed with, the Transaction,

whether by takeover bid, scheme of arrangement, shareholder approved acquisition, capital reduction, share buy-back or repurchase, sale or purchase of assets or interests therein, joint venture, reverse takeover bid, dual-listed company structure, recapitalisation, establishment of a new holding company for the Target Group or other synthetic merger, or any other means.

condition precedent means a condition set out in clause 3.1.

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Confidentiality Deed means the deed between Bidder and Target dated 24 September 2015.

Consideration means, in respect of each Scheme Share, the consideration payable to Scheme Shareholders under the Scheme, being comprised of the Cash Consideration or the Mixed Consideration.

Consultation Notice has the meaning given in clause 3.4.

Control has the meaning given in section 50AA of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Court means the Federal Court of Australia, New South Wales registry, or such other court of competent jurisdiction under the Corporations Act as agreed in writing between Bidder and Target.

Court Documents means the documents required for the purposes of a Court Hearing, including (as applicable) originating process, affidavits, submissions and draft minutes of Court orders.

Court Hearing means the First Court Hearing or Second Court Hearing (as applicable), and Court Hearings means both of them.

Deed Poll means the deed poll to be entered into by Bidder’s Guarantor, Bidder, Bidco, REA Austin and Rollco under which each of Bidder’s Guarantor, Bidder, Bidco, REA Austin and Rollco covenant in favour of the Scheme Shareholders to perform the obligations attributed to Bidder’s Guarantor, Bidder, Bidco, REA Austin and Rollco under the Scheme, substantially in the form of Attachment C.

Disclosure Materials means:

(a)	the information in relation to the Target Group disclosed in writing by or on behalf of Target to Bidder and its Representatives prior to the date of this deed, including:

(i)	the documents and information contained in the online data room to which Bidder and its Representatives were given access, including, for the avoidance of doubt, board papers; and

(ii)	the written answers to requests for further information made by Bidder and its Representatives as set out in the request for further information schedule contained in the online data room; and

(b)	the information set out in the letter dated the date of this deed addressed by Target to Bidder disclosing certain facts, matters and circumstances.

Effective when used in relation to the Scheme, means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme.

Effective Date means the date on which a Scheme becomes Effective.

Election has the same meaning as in the Scheme.

Gilbert + Tobin	48001809	page | 37

Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person, whether registered or unregistered, including any Security Interest.

End Date means 2 May 2016, or such later date as Bidder and Target agree in writing.

Excluded Shareholder means any Target Shareholder who is a member of the Bidder Group or any Target Shareholder to the extent that, at the relevant time, it holds Target Shares on behalf of, or for the benefit of, any member of the Bidder Group.

Exclusivity Period means the period from the date that is 20 days after the date of this deed to the earlier of:

(a)	the termination of this deed under clause 13;

(b)	the End Date; and

(c)	the Effective Date.

First Court Date means the first day on which an application made to the Court for an order under section 411(1) of the Corporations Act directing Target to convene the Scheme Meeting is heard (or if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard), with such hearing being the First Court Hearing.

Government Agency means any foreign or Australian government or governmental, semi-governmental, administrative, fiscal, statutory or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of the Crown in right of the Commonwealth of Australia or any state, or any other federal, state, provincial, local or other government, whether foreign or Australian. It also includes any self-regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions (including ASIC and the Takeovers Panel) and any stock exchange (including ASX).

GST exclusive consideration has the meaning given in clause 16(b).

Implementation Date means the fifth Business Day after the Record Date or such other date as the parties agree in writing.

Independent Expert means the independent expert to be appointed by Target to prepare the Independent Expert’s Report in accordance with clause 5.2(a).

Independent Expert’s Report means the report in respect of the Scheme to be prepared and issued by the Independent Expert for inclusion in the Scheme Booklet.

Independent Target Directors mean the Target Directors, other than Arthur Charlaftis and Owen Wilson.

Key Employee means the list of key employees as agreed in writing between Bidder and Target.

Liability means a debt, liability and obligation, whether actual, prospective, contingent or otherwise and whether or not ascertained, and whether or not owing or incurred alone, or jointly and severally, with any other person.

Listing Rules means the official listing rules of ASX.

Gilbert + Tobin	48001809	page | 38

Material Adverse Change means a matter, event or circumstance (including a one-off or non-recurring event) that occurs, is announced or becomes known to Bidder where that matter, event or circumstance has, has had, or is reasonably likely to have, either individually, or when aggregated with any other matters, events or circumstances of a similar kind or category, the effect of:

(a)	diminishing the consolidated revenue of the Target Group, taken as a whole, by at least $5 million against what it would reasonably be expected to have been but for that matter, event or circumstance; or

(b)	diminishing consolidated EBITDA of the Target Group, taken as a whole, by at least $2 million against what it would reasonably be expected to have been but for that matter, event or circumstance,

other than matters, events or circumstances:

(a)	expressly required or permitted by this deed or the Scheme or the transactions contemplated by either;

(b)	fairly disclosed to Bidder in the Disclosure Materials;

(c)	that Target fairly disclosed in an announcement made by Target to ASX prior to the date of this deed;

(d)	that occur with the written consent of Bidder;

(e)	arising as a result of any generally applicable change in law or governmental policy;

(f)	arising from changes in exchange rates; or

(g)	arising from changes in economic or business conditions (including interest rates) that impact Target and its competitors in a similar manner, other than where such change arises from a change in national or regional political conditions (including the outbreak of war or hostilities, acts of terrorism and significant civil unrest).

Material Contract means any agreement, contract, deed or other arrangement or instrument to which a member of the Target Group is a party that imposes obligations or liabilities on any party of at least $200,000 per annum or $500,000 over the life of the agreement, contract, deed or other arrangement or instrument.

Maximum Cash Consideration means $500 million.

Mixed Consideration has the meaning given in the Scheme.

New Rollco Share means a fully paid B-Class Share in the capital of Rollco to be provided to Scheme Shareholders under the Scheme.

Non-public Information means material non-public information in relation to Target.

Notice has the meaning given in clause 18.1(a).

Prescribed Occurrence means the occurrence of any of the following:

(a)	Target converting all or any of its shares into a larger or smaller number of shares;

Gilbert + Tobin	48001809	page | 39

(b)	any member of the Target Group resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

(c)	any member of the Target Group:

(i)	entering into a buy-back agreement; or

(ii)	resolving to approve the terms of a buy-back agreement under the Corporations Act;

(d)	any member of the Target Group issuing shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such a performance right or an option, other than an issue of shares pursuant to the exercise or vesting of Target Options;

(e)	any member of the Target Group issuing or agreeing to issue securities convertible into shares (including any issue or agreement to issue performance rights) or debt securities;

(f)	any member of the Target Group making, determining as payable or declaring any dividend or distribution (whether by way of dividend, capital reduction or otherwise and whether cash or in specie);

(g)	any member of the Target Group disposing, or agreeing to dispose of the beneficial or economic interest or right in any part of its business or property that is material to that member of the Target Group;

(h)	any member of the Target Group ceasing, or threatening to cease a part of its business that is material to that member of the Target Group;

(i)	any member of the Target Group creating, granting or agreeing to any Encumbrance over any material assets of any member of the Target Group, other than a lien which arises by operation of law or legislation;

(j)	any member of the Target Group resolving that it be wound up or the making of an application or order for the insolvent winding up or dissolution of a member of the Target Group other than where the application or order (as the case may be) is set aside within 14 days;

(k)	a liquidator or provisional liquidator of a member of the Target Group being appointed;

(l)	a court making an order for the winding up of a member of the Target Group;

(m)	an administrator of a member of the Target Group being appointed under the Corporations Act;

(n)	any member of the Target Group is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act or is otherwise presumed to be insolvent under the Corporations Act unless that company has, or has access to, committed financial support from its parent entity such that it is able to pay its debts;

(o)	a member of the Target Group making any change to its constitution;

(p)	any member of the Target Group executing a deed of company arrangement;

Gilbert + Tobin	48001809	page | 40

(q)	a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of a member of the Target Group;

(r)	any member of the Target Group being deregistered as a company or otherwise dissolved;

(s)	any member of the Target Group enters into, agrees to enter into or announces any agreement or transaction (or any intention to enter into any agreement or transaction) which, if performed or completed, could be reasonably expected to involve or result in any member(s) of the Target Group:

(i)	acquiring, agreeing to acquire or offering to acquire one or more companies, entities, securities, businesses or assets (or any interest in any of the foregoing), or any interest in any joint venture or partnership, in any such case having a value of at least $3.5 million, either individually or when aggregated with all other such acquisitions, agreements or offers permitted by this sub-paragraph (s)(i); or

(ii)	disposing of, agreeing to dispose of or offering to dispose of (whether by way of sale, transfer, joint venture or otherwise) one or more companies, entities, securities, businesses or assets (or any interest (including an economic interest) or right in any of the foregoing), or any interest in any joint venture or partnership, in any such case having a value of at least $3.5 million, either individually or when aggregated with all other such disposals, agreements or offers permitted by this sub-paragraph (s)(ii);

(t)	any member of the Target Group:

(i)	releasing or relinquishing any contractual right, except in the ordinary course of business consistent with past practice, where the financial impact of such release or relinquishment on the Target Group is more than $3.5 million individually or in aggregate;

(ii)	incurs or commits to, or brings forward the time for incurring or committing to, or grants to another person a right the exercise of which could be reasonably expected to involve or result in any member of the Target Group incurring or committing to:

(A)	any capital expenditure in excess of $3.5 million (individually or in aggregate); or

(B)	financial indebtedness (including borrowings, loans and advances) or liability (whether actual or contingent), or foregoing any revenue, for one or more related items or amounts of in aggregate more than $10 million;

(iii)	subject to (t)(iv) enters into, agrees to enter into or materially amends any employment, consulting, severance or other similar arrangement or agreement with any officer, director, executive or employee of the Target Group whose total employment cost exceeds $200,000 (Relevant Employee);

(iv)	increases the remuneration of, pays any bonus or termination or retention payment to or varies or terminates the employment arrangements of any Relevant Employee (or agrees to do any of these things), in any such case other than in accordance with contractual entitlements existing as at the date of this deed;

Gilbert + Tobin	48001809	page | 41

(v)	accepts as a compromise of a matter less than the full compensation due to it or any other member(s) of the Target Group where the compromise is more than $5 million or waives any material Third Party default where the financial impact upon the Target Group would be in excess of $5 million;

(vi)	waives or forgives any loans made by any member of the Target Group in respect of Target Shares under any employee or director share, option or incentive plan;

(vii)	enters into or resolves to enter into a transaction with any related party of Target (other than a related party which is a member of the Target Group) as defined in section 228 of the Corporations Act;

(viii)	changes any accounting policy applied by them to report their financial position other than any change in policy required by a change in accounting standards;

(ix)	does anything that would result in a de-consolidation of the Target consolidated tax group; or

(x)	is in material default under a Material Contract;

(u)	any member of the Target Group entering into or renewing any agreement, contract, lease, licence or other binding obligation containing:

(i)	any limitation or restriction on the ability of Target or any member of the Target Group or, following completion of the transaction contemplated by this deed, the ability of Bidder, to engage in any type of activity or business; or

(ii)	any limitation or restriction on the manner in which, or the localities at which, all or any portion of the business of the Target Group or, following completion of the transaction contemplated by this deed, all or any portion of the business of Bidder, is or would be conducted; or

(v)	any member of the Target Group authorises, procures or commits or agrees to do any of the matters set out above,

but does not include any occurrence:

(w)	required or permitted by this deed or the Scheme or the transactions contemplated by either;

(x)	agreed to in writing by Bidder;

(y)	fairly disclosed to the Bidder in the Disclosure Materials; or

(z)	that Target fairly disclosed in an announcement made by Target to ASX.

Prohibited Action has the meaning given in clause 8.6.

REA Austin means REA Austin Pty Ltd ACN 600 588 305.

Recommendation has the meaning given in clause 7.2(a)(i).

Record Date means 7:00pm on the fifth Business Day after the Effective Date of the Scheme.

Gilbert + Tobin	48001809	page | 42

Regulator’s Draft has the meaning given in clause 5.2(d)(i).

Regulatory Matter has the meaning given in clause 3.2(c)(ii)(A).

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Relevant Employee has the meaning given in sub-paragraph (t)(iii) of the definition of “Prescribed Occurrence” in this Schedule 1.

Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act.

Representation and Warranty means a Bidder Representation and Warranty or Target Representation and Warranty.

Representative means, in respect of a party, an employee, agent, officer, director, adviser or financier of that party (or of a Related Body Corporate of that party), and, in the case of advisers and financiers, includes employees, officers and agents of the adviser or financier (as applicable).

RG 60 means Regulatory Guide 60 issued by ASIC and dated September 2011.

Rollco means a directly or indirectly wholly-owned Subsidiary of Bidder’s Guarantor.

Scheme means a members’ scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders, substantially in the form of Attachment B, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to by Bidder and Target.

Scheme Booklet means the explanatory statement in respect of the Scheme to be prepared by Target pursuant to section 412 of the Corporations Act and in accordance with clause 5.2(c), and to be despatched to Target Shareholders in accordance with clause 5.2(i), which will contain (among other things) the Independent Expert’s Report (or a concise version of that report), a notice of meeting in respect of the Scheme Meeting and a proxy form.

Scheme Meeting means the meeting of Target Shareholders (other than Excluded Shareholders) ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on this Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Share means a Target Share held by a Scheme Shareholder as at the Record Date.

Scheme Shareholder means a Target Shareholder (other than an Excluded Shareholder) as at the Record Date.

Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard (or if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard), with such hearing being the Second Court Hearing.

Security Interest has the meaning given in section 12 of the Personal Property Securities Act 2009 (Cth).

Gilbert + Tobin	48001809	page | 43

Share Sale Deed means the share sale deed, substantially in the form of Attachment 2 to the Scheme, under which REA Austin agrees to transfer all its shares in Target to Bidco.

Subsidiary has the meaning given in Division 6 of Part 1.2 of the Corporations Act.

Superior Proposal means a bona fide written proposal of the kind referred to in any of paragraphs (a)(ii), (a)(iii) or (a)(iv) of the definition of Competing Proposal which the Independent Target Directors consider, acting in good faith and after taking written advice from Target’s legal and financial advisers:

(a)	is reasonably capable of being completed within 12 months taking into account all aspects of the Competing proposal, including having regard to any timing considerations, the proponent(s) and conditionality of the proposal; and

(b)	would, if implemented in accordance with its terms, result in a more favourable outcome for Target Shareholders than would result from implementation of the Scheme.

Takeovers Panel means the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth).

Target Board means the board of directors of Target.

Target Break Fee means $7,500,000 (exclusive of GST).

Target Director means a director of Target.

Target Group means, collectively, Target and each of its Related Bodies Corporate.

Target Indemnified Party means a director, officer, employee or adviser of a member of the Target Group.

Target Information means all the information in the Scheme Booklet other than the Bidder Information and the Independent Expert’s Report.

Target Options means the options to subscribe for Target Shares (on a one for one basis), as set out in Schedule 2.

Target Representations and Warranties means the representations and warranties set out in clause 11.2.

Target Share means a fully paid ordinary share in the capital of Target.

Target Share Register means the register of members of Target maintained by or on behalf of Target in accordance with the Corporations Act.

Target Shareholder means each person who is registered as the holder of one or more Target Shares in the Target Share Register.

Terminating Party has the meaning given in clause 3.4.

Termination Event has the meaning given in clause 3.4.

Termination Notice has the meaning given in clause 3.4.

Third Party means a person other than Bidder and any Associate of Bidder.

Gilbert + Tobin	48001809	page | 44

Timetable means the indicative timetable for the implementation of the Transaction set out in Attachment A.

Trading Day has the meaning given in the Listing Rules.

Transaction means the acquisition of shares in Target by Bidco by means of the Scheme.

2	Interpretation

In this deed, the following rules of interpretation apply unless the contrary intention appears.

(a)	Headings are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and vice versa.

(c)	Words that are gender neutral or gender specific include each gender.

(d)	Where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(e)	The words “include”, “including”, “such as”, “to avoid doubt” and similar expressions are not words of limitation and do not limit what else might be included.

(f)	A reference to:

(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate or entity (as that term is defined in section 64A of the Corporations Act);

(ii)	a thing (including a chose in action or other right) includes a part of that thing;

(iii)	a party includes its successors and permitted assigns;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or a party, schedule or attachment to, this deed (as applicable);

(vi)	this deed includes all schedules and attachments to it;

(vii)	a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity or a Listing Rule and is a reference to that law as amended, consolidated or replaced;

(viii)	a reference to a body, other than a party to this deed (including an institute, association or authority), whether statutory or not:

(A)	which ceases to exist; or

(B)	whose powers or functions are transferred to another body,

Gilbert + Tobin	48001809	page | 45

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(ix)	an agreement (other than this deed) includes an undertaking or legally enforceable arrangement or understanding (whether or not in writing);

(x)	a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(xi)	a time is a reference to time in Sydney;

(xii)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(xiii)	a monetary amount is in Australian dollars;

(g)	An agreement on the part of two or more persons binds them jointly and severally.

(h)	When the day on which something must be done is not a Business Day, that thing must be done on the following Business Day.

(i)	No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it.

(j)	A term defined in or for the purposes of the Corporations Act, and which is not defined in this deed, has the same meaning when used in this deed.

(k)	If an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(l)	A reference in this deed to ‘fairly disclosed’ means disclosed to Bidder or any of its Representatives, to the extent that, and in sufficient detail so as to enable, a reasonable bidder (or one of its Representatives) experienced in transactions similar to the Transaction and experienced in a business similar to any business conducted by the Target Group, to identify the nature, scope and effect of the relevant matter, event or circumstance (including, in each case, that the financial effect of the relevant matter, event or circumstance was reasonably ascertainable from the information disclosed).

Gilbert + Tobin	48001809	page | 46

Schedule 2 —

Target capital structure

Security	Total number on issue	Exercise price	Expiry date
Target Shares	187,699,917	N/A	N/A
Target Options	1,000,000	$3.1293	30 April 2017
	1,000,000	$3.1293	30 April 2018
	1,000,000	$3.1293	30 April 2019

Gilbert + Tobin	48001809	Schedule 2 | page | 47

Execution page

Executed as a deed.

Signed, sealed and delivered by
Realestate.com.au Pty Limited by:

Signature of director	Signature of director/secretary

Name of director (print)	Name of director/secretary (print)

Signed, sealed and delivered by REA Group
Limited by:

Signature of director	Signature of director/secretary

Name of director (print)	Name of director/secretary (print)

Signed, sealed and delivered by iProperty
Group Limited by:

Signature of director	Signature of director/secretary

Name of director (print)	Name of director/secretary (print)

Gilbert + Tobin	Execution

Attachment A —

Timetable

Event	Target date
Regulator’s Draft provided to ASIC	Mid to late November 2015
First Court Hearing	Early December 2015
Scheme Meeting	Late January 2016
Second Court Hearing	Early February 2016
Effective Date	Early February 2016
Record Date	Early February 2016
Implementation Date	Early to mid February 2016

Gilbert + Tobin	48001809

Attachment B —

Scheme of arrangement

[Attached]

Gilbert + Tobin	48001809

Scheme of arrangement – share scheme

iProperty Group Limited

Scheme Shareholders

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Scheme of arrangement – share scheme

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Target	iProperty Group Limited ABN 99 126 188 538 of Suite 806, Level 8, 70 Pitt Street, Sydney NSW 2000

The Scheme Shareholders

1	Definitions, interpretation and scheme components

1.1	Definitions

Schedule 1 contains definitions used in this Scheme.

1.2	Interpretation

Schedule 1 contains interpretation rules for this Scheme.

1.3	Scheme components

This Scheme includes any schedule to it.

2	Preliminary matters

(a)	Target is a public company limited by shares, registered in Queensland, Australia, and has been admitted to the official list of the ASX. Target Shares are quoted for trading on the ASX.

(b)	As at 1 November 2015:

(1)	187,699,917 Target Shares; and

(2)	3,000,000 Target options over unissued shares in Target,

were on issue.

(c)	Bidder’s Guarantor is a listed public company limited by shares registered in Victoria, Australia.

(d)	Bidder, a wholly-owned Subsidiary of Bidder’s Guarantor, is a company limited by shares registered in Victoria, Australia.

48000605	Scheme of arrangement	page 2

3 Conditions

(e)	Bidco, a wholly-owned Subsidiary of Bidder, is a company limited by shares registered in Victoria.

(f)	Rollco, a wholly-owned Subsidiary of Bidder’s Guarantor, is a company limited by shares registered in Victoria.

(g)	If this Scheme becomes Effective:

(1)	the Bidder Entities must provide or procure the provision of the Scheme Consideration to the Scheme Shareholders in accordance with the terms of this Scheme and the Deed Poll; and

(2)	all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, must be transferred to Bidco and Target will enter the name of Bidco in the Target Share Register in respect of the Scheme Shares.

(h)	Target, Bidder’s Guarantor and Bidder have agreed, by executing the Implementation Deed, to implement this Scheme.

(i)	This Scheme attributes actions to the Bidder Entities and REA Austin but does not itself impose an obligation on them to perform those actions. The Bidder Entities and REA Austin have agreed, by executing the Deed Poll, to perform the actions attributed to them under this Scheme, including, in relation to the Bidder Entities, the provision or procuring the provision of the Scheme Consideration to the Scheme Shareholders.

3	Conditions

3.1	Conditions precedent

This Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	all the conditions in clause 3 of the Implementation Deed (other than the condition in the Implementation Deed relating to Court approval of this Scheme) having been satisfied or waived in accordance with the terms of the Implementation Deed by 8.00am on the Second Court Date (or any later date agreed between Target and Bidder in writing);

(b)	neither the Implementation Deed nor the Deed Poll having been terminated in accordance with their terms before 8.00am on the Second Court Date;

(c)	approval of this Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Bidder and Target;

(d)	such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to this Scheme and agreed to by Bidder and Target having been satisfied or waived; and

(e)	the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (or any later date Target and Bidder agree in writing).

48000605	Scheme of arrangement	page 3

4 Implementation of this Scheme

3.2	Certificate

(a)	Target and Bidder will provide to the Court on the Second Court Date a certificate, in the form of a deed, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clauses 3.1(a) and 3.1(b) have been satisfied or waived.

(b)	The certificate referred to in clause 3.2(a) constitutes conclusive evidence that such conditions precedent were satisfied, waived or taken to be waived.

3.3	End Date

Without limiting clause 4.3, this Scheme will lapse and be of no further force or effect if:

(a)	the Effective Date does not occur on or before the End Date; or

(b)	the Implementation Deed or the Deed Poll is terminated in accordance with its terms, unless Bidder and Target otherwise agree in writing.

4	Implementation of this Scheme

4.1	Lodgement of Court orders with ASIC

Target must lodge with ASIC, in accordance with subsection 411(10) of the Corporations Act, an office copy of the Court order approving this Scheme as soon as possible after the Court approves this Scheme and in any event by 5.00pm on the first Business Day after the day on which the Court approves this Scheme.

4.2	Transfer of Scheme Shares

On the Implementation Date:

(a)	subject to the provision of the Scheme Consideration in the manner contemplated by clause 5 and subject also to the occurrence of all the events contemplated by clauses 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 and 9.7, the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to Bidco, without the need for any further act by any Scheme Shareholder (other than acts performed by Target as attorney and agent for Scheme Shareholders under clause 8.5), by:

(1)	Target delivering to Bidco a duly completed Scheme Transfer, executed on behalf of the Scheme Shareholders by Target, for registration; and

(2)	Bidco duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Target for registration; and

(b)	immediately following receipt of the Scheme Transfer in accordance with clause 4.2(a)(2), but subject to the stamping of the Scheme Transfer (if required), Target must enter, or procure the entry of, the name of Bidco in the Target Share Register in respect of all the Scheme Shares transferred to Bidco in accordance with this Scheme.

48000605	Scheme of arrangement	page 4

5 Scheme Consideration

4.3	Termination

If:

(a)	one or more Target Shareholders who made an Election to receive Mixed Consideration:

(1)	transfer some or all of their Target Shares that were the subject of that Election after the Election Time and before the Record Date; or

(2)	change their address as shown on the Target Share Register such that they are Ineligible Foreign Shareholders; and

(b)	as a result of such transfer or transfers and change or changes of address, the Aggregate Cash Consideration which would be payable under clause 5 exceeds the Maximum Cash Consideration,

(the Scheme Condition Subsequent) then this Scheme will automatically terminate and be of no further force or effect, unless such breach of the Scheme Condition Subsequent is waived by the Bidder on or before the date that is 2 Business Days after the Record Date.

5	Scheme Consideration

5.1	Provision of Scheme Consideration

(a)	The Scheme Consideration in respect of each Scheme Share is either:

(1)	the Cash Consideration; or

(2)	the Mixed Consideration.

(b)	Each Scheme Shareholder is entitled to receive either Cash Consideration or Mixed Consideration in respect of each Scheme Share held by that Scheme Shareholder, subject to the terms of this Scheme.

5.2	Election

(a)	A Scheme Shareholder, other than an Ineligible Foreign Shareholder, may make an election (Election) to receive one of:

(1)	Cash Consideration; or

(2)	Mixed Consideration,

for all of their Scheme Shares by completing the Election Form, such Election being subject to the terms of this Scheme, including without limitation clauses 5.7, 5.8 and 5.9. An Ineligible Foreign Shareholder is not entitled to make an Election and will receive the Cash Consideration.

(b)	Subject to clause 5.2(g), for an Election to be valid:

(1)	the Scheme Shareholder must complete and sign the Election Form in accordance with the instructions in the Scheme Booklet and on the Election Form; and

(2)	the Election Form must be received by the Target Registry before the Election Time at the address specified in the Scheme Booklet and on the Election Form,

48000605	Scheme of arrangement	page 5

5 Scheme Consideration

unless Bidder and Target agree otherwise, in their absolute discretion.

(c)	An Election made by a Scheme Shareholder pursuant to clause 5.2(a), whether valid or not, will be irrevocable unless Bidder and Target agree, in their absolute discretion, to the revocation of the Election.

(d)	If:

(1)	a valid Election is not made by a Scheme Shareholder;

(2)	the Scheme Shareholder is an Ineligible Foreign Shareholder; or

(3)	no Election is made by a Scheme Shareholder,

then that Scheme Shareholder will be deemed to have elected to receive Cash Consideration in respect of all of their Scheme Shares.

(e)	Subject to clause 5.2(f), if a Scheme Shareholder acquires Scheme Shares after the Election Time, then that Scheme Shareholder will be deemed, for the purpose of this Scheme, to have Elected to receive Cash Consideration in respect of all of their Scheme Shares, unless Bidder and Target agree otherwise, in their absolute discretion.

(f)	Subject to clause 5.2(g) and despite clause 5.2(e), an Election made or deemed to be made by a Scheme Shareholder under this clause 5.2 will be deemed to apply in respect of the Scheme Shareholder’s entire registered holding of Scheme Shares at the Record Date, regardless of whether the Scheme Shareholder’s holding of Scheme Shares at the Record Date is greater or less than the Scheme Shareholder’s holding at the time it made its Election, unless Bidder and Target agree otherwise, in their absolute discretion.

(g)	In the manner considered appropriate by Target and Bidder (acting reasonably including after consultation with the Target Registry), a Scheme Shareholder who is noted on the Target Share Register as holding one or more parcels of Target Shares as trustee or nominee for, or otherwise on account of, another person, may make separate Elections under this clause 5.2 to receive either Cash Consideration or Mixed Consideration for all of their Scheme Shares in relation to each of those parcels of Scheme Shares (subject to it providing to Bidder and Target any substantiating information they reasonably require), and an Election made in respect of any such parcel, or an omission to make an Election in respect of any such parcel, will not be taken to extend to the other parcels.

(h)	Subject to clauses 5.2(i) and 5.2(j), an Election Form will not be valid unless it is completed and received in accordance with the procedures set out in clause 5.2(b), unless Bidder and Target agree otherwise, in their absolute discretion.

(i)	Target will determine, in its sole discretion having consulted with Bidder in good faith, all questions as to the correct completion of an Election Form, and time of receipt of an Election Form. Target is not required to communicate with any Scheme Shareholder prior to making this determination. The determination of Target will be final and binding on the Scheme Shareholder.

(j)	Notwithstanding clause 5.2(b), Target may, in its sole discretion having consulted with Bidder in good faith, at any time and without further communication to Scheme Shareholder, deem any Election Form it receives from a Scheme Shareholder to be a valid Election in respect of the relevant Scheme Shares, even if a requirement for a valid Election has not been complied with.

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5 Scheme Consideration

5.3	Cash Consideration

Subject to clause 5.2(g), if a Scheme Shareholder Elects or is deemed to have Elected to receive Cash Consideration, the Scheme Shareholder will be entitled to receive the Cash Consideration for each Scheme Share held by that Scheme Shareholder at the Scheme Record Date.

5.4	Mixed Consideration

(a)	If a Scheme Shareholder elects to receive Mixed Consideration, the Scheme Shareholder will be entitled to receive for each Scheme Share held by that Scheme Shareholder at the Scheme Record Date:

(1)	if the Maximum Scrip Consideration is not required by clause 5.4(b) to be pro-rated amongst Scheme Shareholders who validly Elect Mixed Consideration:

(A)	Mixed Cash Consideration; and

(B)	Mixed Scrip Consideration; and

(2)	if the Maximum Scrip Consideration is required by clause 5.4(b) to be pro-rated amongst Scheme Shareholders who validly Elect Mixed Consideration:

(A)	a number of New Rollco Shares (X) per Scheme Share calculated as follows (which shall include any fraction of a New Rollco Share arising from the calculation):

X = A/B

Where:

A = Maximum Scrip Consideration; and

B = the total number of Scheme Shares held at the Record Date by all Scheme Shareholders who validly Elect Mixed Consideration; and

(B)	an amount of cash per Scheme Share (A) calculated as follows:

A = ((W-X) x Y) + Z

Where:

W = Mixed Scrip Consideration;

X = the number of New Rollco Shares per Scheme Share determined in accordance with clause 5.4(a)(2)(A);

Y = Cash Consideration; and

Z = Mixed Cash Consideration.

(b)	For the purpose of clause 5.4(a), the Maximum Scrip Consideration is required to be pro rated amongst the Scheme Shareholders who Elect Mixed Consideration if the number of New Rollco Shares determined by multiplying the Mixed Scrip Consideration by the total number of Scheme Shares held by all Scheme Shareholders who elect Mixed Consideration exceeds the Maximum Scrip Consideration.

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5 Scheme Consideration

5.5	Provision of Cash Consideration and cash component of Mixed Consideration

(a)	The Bidder Entities must, and Target must use its best endeavours to procure that the Bidder Entities do, by no later than the Business Day before the Implementation Date, deposit in cleared funds an amount equal to the Aggregate Cash Consideration in an Australian dollar denominated trust account operated by Target as trustee for the Scheme Shareholders, provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Bidder’s account.

(b)	On the Implementation Date, subject to funds having been deposited in accordance with clause 5.5(a), Target must pay or procure the payment, from the trust account referred to in clause 5.5(a), to each Scheme Shareholder such amount of cash from the cash component of the Scheme Consideration as that Scheme Shareholder is entitled under this clause 5.

(c)	The obligations of Target under clause 5.5(b) will be satisfied by Target (in its absolute discretion):

(1)	where a Scheme Shareholder has, before the Record Date, made a valid election in accordance with the requirements of the Target Registry to receive dividend payments from Target by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that Election; or

(2)	otherwise, whether or not the Scheme Shareholder has made an election referred to in clause 5.5(c)(1), dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Scheme Shareholder by prepaid post to their Registered Address (as at the Record Date), such cheque being drawn in the name of the Scheme Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.7).

(d)	To the extent that, following satisfaction of Target’s obligations under clause 5.5(b), there is a surplus in the amount held by Target as trustee for the Scheme Shareholders in the trust account referred to in that clause (after taking into account any funds required to satisfy any outstanding cheques issued in accordance with this clause 5.5 and any obligations under clause 5.10), that surplus may be paid by Target to Bidder.

5.6	Provision of scrip component of Mixed Consideration

Rollco must, subject to clauses 5.7, 5.8 and 5.9:

(a)	on the Implementation Date, issue the New Rollco Shares to which each Scheme Shareholder who makes a valid Election, or is otherwise deemed to have validly elected, to receive Mixed Consideration in respect of that Scheme Shareholder’s Scheme Shares, is entitled under this clause 5 and procure that the name and address of each such Scheme Shareholder is entered in the Rollco Register in respect of those New Rollco Shares; and

(b)	procure that on or before the date that is two Business Days after the Implementation Date, a share certificate or holding statement (or equivalent document) is sent to the Registered Address of each Scheme Shareholder to whom New Rollco Shares are issued in accordance with clause 5.6(a) representing the number of New Rollco Shares issued to that Scheme Shareholder pursuant to this Scheme.

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5 Scheme Consideration

5.7	Joint holders

In the case of Scheme Shares held in joint names:

(a)	subject to clause 5.5(c), any amount comprising the cash component of the Scheme Consideration payable in respect of those Scheme Shares is payable to the joint holders and any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Target, the holder whose name appears first in the Target Share Register as at the Record Date or to the joint holders;

(b)	any New Rollco Shares to be issued under this Scheme must be issued to and registered in the names of the joint holders; and

(c)	any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Target, the holder whose name appears first in the Target Share Register as at the Record Date or to the joint holders.

5.8	Ineligible Foreign Shareholders

Rollco will be under no obligation to issue, and must not issue, any New Rollco Shares under this Scheme to any Ineligible Foreign Shareholder, and instead, must pay the Cash Consideration to each Ineligible Foreign Shareholder who is a Scheme Shareholder in accordance with this clause 5.

5.9	Fractional entitlements and splitting

(a)	Where the calculation of the number of New Rollco Shares to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New Rollco Share, the fractional entitlement will be rounded down to the nearest whole number of New Rollco Shares (but only after applying the Scheme Shareholder’s entitlement (prior to rounding) to its entire holding of Scheme Shares).

(b)	If Bidder is of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds a holding of Target Shares which results in a fractional entitlement to New Rollco Shares have, before the Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scheme Consideration, Bidder may direct Target to give notice to those Scheme Shareholders:

(1)	setting out the names and Registered Addresses of all of them;

(2)	stating that opinion; and

(3)	attributing to one of them specifically identified in the notice the Target Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Target Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Target Shares.

5.10	Unclaimed monies

(a)	Target may cancel a cheque issued under this clause 5 if the cheque:

(1)	is returned to Target; or

48000605	Scheme of arrangement	page 9

6 Dealings in Target Shares

(2)	has not been presented for payment within six months after the date on which the cheque was sent.

(b)	During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Target (or the Target Registry) (which request may not be made until the date which is 20 Business Days after the Implementation Date), Target must reissue a cheque that was previously cancelled under this clause 5.10.

(c)	The Unclaimed Money Act 1995 (NSW) will apply in relation to any Scheme Consideration which becomes ‘unclaimed money’ (as defined in section 7 of the Unclaimed Money Act 1995 (NSW)).

5.11	Orders of a court or Government Agency

If written notice is given to Target (or the Target Registry) of an order or direction made by a court of competent jurisdiction or by another Government Agency that:

(a)	requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder by Target in accordance with this clause 5, then Target shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(b)	prevents Target from providing consideration to any particular Scheme Shareholder in accordance with this clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Target shall be entitled to (as applicable):

(1)	retain an amount, in Australian dollars, equal to the cash component of the Scheme Consideration to which that Scheme Shareholder would otherwise be entitled to under this clause 5; and

(2)	direct Rollco not to issue, or to issue to a trustee or nominee, such number of Rollco Shares as that Scheme Shareholder would otherwise be entitled to under this clause 5,

until such time as provision of the Scheme Consideration in accordance with this clause 5 is permitted by that (or another) order or direction or otherwise by law.

5.12	Status of New Rollco Shares

Subject to this Scheme becoming Effective, Rollco must:

(a)	issue the New Rollco Shares required to be issued by it under this Scheme on terms such that each such New Rollco Share will rank equally in all respects with all other New Rollco Shares;

(b)	ensure that each such New Rollco Share is duly and validly issued in accordance with all applicable laws and the Rollco Constitution, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except for any lien arising under the Rollco Constitution).

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6 Dealings in Target Shares

6	Dealings in Target Shares

6.1	Determination of Scheme Shareholders

To establish the identity of the Scheme Shareholders, dealings in Target Shares or other alterations to the Target Share Register will only be recognised if:

(a)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Target Share Register as the holder of the relevant Target Shares on or before the Record Date; and

(b)	in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before the Record Date at the place where the Target Share Register is kept, and Target must not accept for registration, nor recognise for any purpose (except a transfer to Bidco pursuant to this Scheme or the Share Sale Deed and any subsequent transfer by Bidco or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate.

6.2	Register

(a)	Target must register registrable transmission applications or transfers of the Scheme Shares in accordance with clause 6.1(b) before the Record Date provided that, for the avoidance of doubt, nothing in this clause 6.2(a) requires Target to register a transfer that would result in a Target Shareholder holding a parcel of Target Shares that is less than a ‘marketable parcel’ (for the purposes of this clause 6.2(a) ‘marketable parcel’ has the meaning given in the Operating Rules).

(b)	If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them on or after the Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no effect and Target shall be entitled to disregard any such disposal.

(c)	For the purpose of determining entitlements to the Scheme Consideration, Target must maintain the Target Share Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration has been paid to the Scheme Shareholders. The Target Share Register in this form will solely determine entitlements to the Scheme Consideration.

(d)	All statements of holding for Target Shares (other than statements of holding in favour of Bidco or any Excluded Shareholders) will cease to have effect after the Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Target Share Register (other than entries on the Target Share Register in respect of Bidco or any Excluded Shareholder) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Target Shares relating to that entry.

(e)	As soon as possible on or after the Record Date, and in any event by 5.00pm on the first Business Day after the Record Date, Target will ensure that details of the names, Registered Addresses and holdings of Target Shares for each Scheme Shareholder as shown in the Target Share Register are available to Bidder in the form Bidder reasonably requires.

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7 Quotation of Target Shares

7	Quotation of Target Shares

(a)	Target must apply to ASX to suspend trading on the ASX in Target Shares with effect from the close of trading on the Effective Date.

(b)	On a date after the Implementation Date to be determined by Bidder, Target must apply:

(1)	for termination of the official quotation of Target Shares on the ASX; and

(2)	to have itself removed from the official list of the ASX.

8	General Scheme provisions

8.1	Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:

(a)	Target may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Bidder has consented; and

(b)	each Scheme Shareholder agrees to any such alterations or conditions which Target has consented to.

8.2	Scheme Shareholders’ agreements and warranties

(a)	Each Scheme Shareholder:

(1)	agrees to the transfer of their Target Shares together with all rights and entitlements attaching to those Target Shares in accordance with this Scheme;

(2)	agrees to the variation, cancellation or modification of the rights attached to their Target Shares constituted by or resulting from this Scheme;

(3)	agrees to, on the direction of Bidder, destroy any holding statements or share certificates relating to their Target Shares;

(4)	who is issued New Rollco Shares under this Scheme agrees to become a member of Rollco and to be bound by the terms of the Rollco Constitution; and

(5)	acknowledges and agrees that this Scheme binds Target and all Scheme Shareholders (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting).

(b)	Each Scheme Shareholder is taken to have warranted to Target and Bidco on the Implementation Date, and appointed and authorised Target as its attorney and agent to warrant to Bidco on the Implementation Date, that:

(1)

all their Target Shares (including any rights and entitlements attaching to those shares) which are transferred under this Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal

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8 General Scheme provisions

Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind; and

(2)	they have full power and capacity to transfer their Target Shares to Bidco together with any rights and entitlements attaching to those shares.

Target undertakes that it will provide such warranty to Bidco as agent and attorney of each Scheme Shareholder.

8.3	Title to and rights in Scheme Shares

(a)	To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Bidco will, at the time of transfer of them to Bidco vest in Bidco free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.

(b)	Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5, Bidco will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by Target of Bidco in the Target Share Register as the holder of the Scheme Shares.

8.4	Appointment of sole proxy

Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5, and until Target registers Bidco as the holder of all Scheme Shares in the Target Share Register, each Scheme Shareholder:

(a)	is deemed to have appointed Bidco as attorney and agent (and directed Bidco in each such capacity) to appoint any director, officer, secretary or agent nominated by Bidco as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution or document;

(b)	must not attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 8.4(a));

(c)	must take all other actions in the capacity of a registered holder of Scheme Shares as Bidco reasonably directs; and

(d)	acknowledges and agrees that in exercising the powers referred to in clause 8.4(a), Bidco and any director, officer, secretary or agent nominated by Bidco under clause 8.4(a) may act in the best interests of Bidco as the intended registered holder of the Scheme Shares.

8.5	Authority given to Target

Each Scheme Shareholder, without the need for any further act:

(a)	on the Effective Date, irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and

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9 Other implementation steps

agent for the purpose of enforcing the Deed Poll against the Bidder Entities and REA Austin, and Target undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against the Bidder Entities and REA Austin on behalf of and as agent and attorney for each Scheme Shareholder; and

(b)	on the Implementation Date, irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Scheme and the transactions contemplated by it, including (without limitation) executing the Scheme Transfer, and Target accepts each such appointment. Target as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 8.5 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

8.6	Instructions and elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Government Agency), all instructions, notifications or elections by a Scheme Shareholder to Target binding or deemed binding between the Scheme Shareholder and Target relating to Target or Target Shares, including instructions, notifications or elections relating to:

(a)	whether dividends are to be paid by cheque or into a specific bank account;

(b)	payments of dividends on Target Shares; and

(c)	notices or other communications from Target (including by email),

will be deemed from the Implementation Date (except to the extent determined otherwise by Rollco in its sole discretion), by reason of this Scheme, to be made by the Scheme Shareholder to Rollco and to be a binding instruction, notification or election to, and accepted by, Rollco in respect of the New Rollco Shares issued to that Scheme Shareholder until that instruction, notification or election is revoked or amended in writing addressed to Rollco at its registry.

8.7	Binding effect of Scheme

This Scheme binds Target and all of the Scheme Shareholders (including those who did not attend the Scheme Meeting to vote on this Scheme, did not vote at the Scheme Meeting, or voted against this Scheme at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Target.

9	Other implementation steps

9.1	Transfer of REA Austin’s Target Shares to Bidco

Subject to this Scheme becoming Effective, each of Bidco, Bidder and REA Austin must, and Bidder’s Guarantor must procure that each of Bidco, Bidder and REA Austin must:

(a)	enter into and complete the Share Sale Deed before the issue of any New Rollco Shares to Scheme Shareholders in accordance with clause 5.6; and

(b)	undertake all other actions attributed to it under the Share Sale Deed,

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9 Other implementation steps

subject to and in accordance with the provisions of the Share Sale Deed.

9.2	Adoption of Bidco Constitution

Subject to this Scheme becoming Effective, Bidco must, and each of Bidder and Bidder’s Guarantor must procure that Bidco must, adopt (if it has not already done so) the Bidco Constitution as its constitution, before the issue of any New Rollco Shares to Scheme Shareholders in accordance with clause 5.6.

9.3	Entry into Investors’ Agreement

Subject to this Scheme becoming Effective, each of Bidder’s Guarantor, Bidco, Rollco and Bidder must, and Bidder’s Guarantor must procure that each of Bidco, Rollco and Bidder must:

(a)	enter into the Investors’ Agreement before the issue of any New Rollco Shares to Scheme Shareholders in accordance with clause 5.6; and

(b)	undertake all other actions attributed to it under the Investors’ Agreement,

subject to and in accordance with the provisions of the Investors’ Agreement.

9.4	Adoption of Rollco Constitution

Subject to this Scheme becoming Effective, Rollco must, and Bidder’s Guarantor must procure that, Rollco must, adopt (if it has not already done so) the Rollco Constitution as its constitution, before the issue of any New Rollco Shares to Scheme Shareholders in accordance with clause 5.6.

9.5	Allotment and issuance of shares in Bidco to Rollco

Subject to this Scheme becoming Effective, Bidco must, and the Bidder Entities (other than Bidco) must procure that Bidco:

(a)	before the issue of any New Rollco Shares to Scheme Shareholders in accordance with clause 5.6, allot and issue to Rollco such number of Bidco Shares equal to the number of New Rollco Shares which comprise the Aggregate Scrip Consideration (Rollco Bidco Shares);

(b)	issue the Rollco Bidco Shares on terms such that each such Rollco Bidco Share will rank equally in all respects with all existing Bidco Shares; and

(c)	ensure that each such Bidco Share is duly and validly issued in accordance with all applicable laws and the Bidco Constitution, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest.

9.6	Shares in Bidco

Subject to this Scheme becoming Effective, Bidco must, and the Bidder Entities (other than Bidco) must procure that Bidco must, ensure that immediately before the issue of any New Rollco Shares to Scheme Shareholders in accordance with clause 5.6:

(a)	the maximum number of Bidco Shares on issue is 187,699,917 Bidco Shares held as follows:

(1)	Rollco holding the Rollco Bidco Shares; and

(2)	Bidder holding Bidco Shares up to a number of Bidco Shares (X) calculated as follows:

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10 General

X = 187,699,917 – Rollco Bidco Shares;

(b)	the only shareholders in Bidco are Rollco and Bidder; and

(c)	Bidco has not issued, or agreed to issue, any other shares or securities or rights that may convert into shares or other securities.

9.7	Shares in Rollco

Subject to this Scheme becoming Effective, Rollco must, and the Bidder Entities (other than Rollco) must procure that Rollco must, ensure that immediately before the issue of any New Rollco Shares to Scheme Shareholders in accordance with clause 5.6:

(a)	the only security on issue in Rollco is one fully paid A-Class Share in Rollco held by Bidder or Bidder’s Guarantor; and

(b)	Rollco has not issued, or agreed to issue, any other shares or securities or rights that may convert into shares or other securities, other than the Aggregate Scrip Consideration under this Scheme.

10	General

10.1	Stamp duty

Bidder will:

(a)	pay all stamp duty and any related fines and penalties in respect of this Scheme and the Deed Poll, the performance of the Deed Poll and each transaction effected by or made under or in connection with this Scheme and the Deed Poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 10.1(a).

10.2	Consent

Each of the Scheme Shareholders consents to Target doing all things necessary or incidental to, or to give effect to, the implementation of this Scheme, whether on behalf of the Scheme Shareholders, Target or otherwise.

10.3	Notices

(a)	If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Target, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Target’s registered office or at the office of the Target Registry.

(b)	The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by a Target Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

10.4	Governing law

(a)	This Scheme is governed by the laws in force in New South Wales, Australia.

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10 General

(b)	The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

10.5	Further action

Target must do all things and execute all documents necessary to give full effect to this Scheme and the transactions contemplated by it.

10.6	No liability when acting in good faith

Each Scheme Shareholder agrees that neither Target nor the Bidder Entities nor REA Austin nor any director, officer, secretary or employee of any of Target, the Bidder Entities or REA Austin shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

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Schedule 1

Definitions and interpretation

1	Definitions

The meanings of the terms used in this Scheme are set out below.

Term	Meaning

A-Class Share	has the meaning given to that term in the Rollco Constitution.

Aggregate Cash Consideration	the aggregate amount of the cash component of the Scheme Consideration payable to Scheme Shareholders in accordance with clause 5.

Aggregate Scrip Consideration	the aggregate number of New Rollco Shares to be issued to Scheme Shareholders who make a valid Election, or are otherwise deemed to have validly Elected, Mixed Consideration, in accordance with clause 5.

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

B-Class Share	has the meaning given to that term in the Rollco Constitution.

Bidco	Austin Bidco Pty Ltd ACN 609 050 393 of Level 3, 511 Church Street, Richmond VIC 3121, being a directly wholly-owned Subsidiary of Bidder.

Bidco Constitution	the constitution adopted, or to be adopted, by Bidco substantially in the form contained in Attachment 3.

Bidco Share	a fully paid ordinary share in the capital of Bidco.

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10 General

Term	Meaning

Bidder	Realestate.com.au Pty Limited ABN 21 080 195 535 of Level 3, 511 Church Street, Richmond VIC 3121.

Bidder’s Guarantor	REA Group Limited ABN 54 068 349 066 of Level 3, 511 Church Street, Richmond VIC 3121.

Bidder Group	collectively, Bidder’s Guarantor, Bidder, Bidco, Rollco and each of its Related Bodies Corporate.

Bidder Entities	Bidder’s Guarantor, Bidder, Bidco and Rollco.

Business Day	has the meaning given in the Listing Rules.

Cash Consideration	A$4.00 cash for each Scheme Share held by a Scheme Shareholder.

CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.

Corporations Act	the Corporations Act 2001 (Cth).

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Federal Court of Australia, New South Wales registry, or such other court of competent jurisdiction under the Corporations Act as agreed in writing between Bidder and Target.

Deed Poll	the deed poll to be entered into by Bidder’s Guarantor, REA Austin, Bidder, Bidco and Rollco under which each of Bidder’s Guarantor, REA Austin, Bidder, Bidco and Rollco covenant in favour of the Scheme Shareholders to perform the obligations attributed to Bidder’s Guarantor, REA Austin, Bidder, Bidco and Rollco under this Scheme, substantially in the form of Attachment 1.

Effective	when used in relation to this Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to this Scheme.

48000605	Scheme of arrangement	page 19

10 General

Term	Meaning

Effective Date	the date on which this Scheme becomes Effective.

Election	has the meaning in clause 5.2(a).

Election Form	the election form provided with the Scheme Booklet under which each Target Shareholder (other than any Excluded Shareholder) may elect to receive either Cash Consideration or Mixed Consideration in respect of all of their Target Shares.

Election Time	5.00pm on the day which is two Business Days prior to the Second Court Date, or such other time as Bidder and Target agree in writing.

End Date	means 2 May 2016 or such later date as Bidder and Target agree in writing.

Excluded Shareholder	any Target Shareholder who is a member of the Bidder Group or any Target Shareholder to the extent that, at the relevant time, it holds Target Shares on behalf of, or for the benefit of, any member of the Bidder Group.

Government Agency	any foreign or Australian government or governmental, semi-governmental, administrative, fiscal, statutory or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of the Crown in right of the Commonwealth of Australia or any state, or any other federal, state, provincial, local or other government, whether foreign or Australian. It also includes any self-regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions (including ASIC and the Takeovers Panel) and any stock exchange (including ASX).

Implementation Date	the fifth Business Day after the Record Date, or such other date as Target and Bidder agree in writing.

Implementation Deed	the scheme implementation deed dated 1 November 2015 between Target, Bidder’s Guarantor and Bidder relating to the implementation of this Scheme.

Ineligible Foreign Shareholder	a Scheme Shareholder whose address shown in the Target Share Register on the Record Date is a place outside Australia and its external territories, New Zealand, the United States or Singapore, unless Bidder determines that it is lawful and not unduly onerous or impracticable to issue that Scheme Shareholder with New Rollco

48000605	Scheme of arrangement	page 20

10 General

Term	Meaning

Shares.

Investors’ Agreement	the investors’ agreement entered into or proposed to be entered into between Bidder’s Guarantor, Bidder, Rollco and Bidco substantially in the form of Attachment 4.

Listing Rules	the official listing rules of ASX.

Maximum Cash Consideration	$500,000,000.

Maximum Scrip Consideration	37,539,983 New Rollco Shares.

Mixed Consideration	the consideration determined in accordance with clause 5.4.

Mixed Cash Consideration	A$1.20 cash for each Scheme Share held by a Scheme Shareholder.

Mixed Scrip Consideration	0.7 New Rollco Shares for each Scheme Share held by a Scheme Shareholder.

New Rollco Share	a fully paid B-Class Share in the capital of Rollco.

Operating Rules	the official operating rules of ASX.

REA Austin	REA Austin Pty Ltd ACN 600 588 305.

Record Date	7.00pm on the fifth Business Day after the Effective Date of the Scheme.

Registered Address	in relation to a Target Shareholder, the address shown in the Target Share Register as at the Record Date.

Rollco	a directly wholly-owned Subsidiary of Bidder’s Guarantor.

48000605	Scheme of arrangement	page 21

10 General

Term	Meaning

Rollco Constitution	the constitution adopted, or to be adopted, by Rollco substantially in the form contained in Attachment 5.

Rollco Bidco Shares	has the meaning given in clause 9.5(a).

Rollco Register	the register of shareholders maintained by Rollco or its agent.

Scheme	this scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Bidder and Target.

Scheme Booklet	the scheme booklet published by Target and dated [insert date].

Scheme Condition Subsequent	has the meaning given in clause 4.3.

Scheme Consideration	for each Target Share held by a Scheme Shareholder as at the Record Date: 1 the Cash Consideration; or 2 the Mixed Consideration, subject to the terms of this Scheme.

Scheme Meeting	the meeting of the Target Shareholders (other than Excluded Shareholders) ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on this Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Share	a Target Share held by a Scheme Shareholder as at the Record Date.

Scheme Shareholder	a Target Shareholder (other than an Excluded Shareholder) as at the Record Date.

Scheme Transfer	a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Bidco as transferee, which may be a master transfer of all or part of the Scheme Shares.

48000605	Scheme of arrangement	page 22

10 General

Term	Meaning

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Scheme is heard (or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard).

Share Sale Deed	the share sale deed entered into or proposed to be entered into between REA Austin, Bidder and Bidco substantially in the form of Attachment 2.

Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act.

Target	iProperty Group Limited ABN 99 126 188 538.

Target Registry	Boardroom Pty Limited ACN 003 209 836, Level 7, 207 Kent Street, Sydney, NSW, Australia 2000.

Target Share	a fully paid ordinary share in the capital of Target.

Target Share Register	the register of members of Target maintained by or on behalf of Target in accordance with the Corporations Act.

Target Shareholder	each person who is registered as the holder of one or more Target Shares in the Target Share Register.

2	Interpretation

In this Scheme:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this Scheme;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(e)	a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual;

48000605	Scheme of arrangement	page 23

10 General

(f)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Scheme;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or reenactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)	a reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to ‘$’, ‘A$’ or ‘dollar’ is to Australian currency;

(j)	a reference to any time is, unless otherwise indicated, a reference to that time in Sydney;

(k)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1 of this Schedule 1, has the same meaning when used in this Scheme;

(l)	a reference to a party to a document includes that party’s successors and permitted assignees;

(m)	no provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision;

(n)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(o)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(p)	a reference to a body, other than a party to this Scheme (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(q)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(r)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(s)	if an act prescribed under this Scheme to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(t)	a reference to the Listing Rules and the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

3	Interpretation of inclusive expressions

Specifying anything in this Scheme after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

48000605	Scheme of arrangement	page 24

10 General

4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

48000605	Scheme of arrangement	page 25

Attachment 1

Deed Poll

[Attached]

48000605	Scheme of arrangement	page 26

Attachment 2

Share Sale Deed

[Attached]

48000605	Scheme of arrangement	page 27

Share sale deed

Date ▶                  2015

Parties: REA Austin Pty Ltd ACN 600 588 305 (Seller), Austin Bidco Pty Ltd ACN 609 050 393 (Buyer) and Realestate.com.au Pty Ltd ACN 080 195 535 (the Subscriber)

(a)	The Seller agrees to sell, and the Buyer agrees to buy, all shares held by the Seller in iProperty Group Limited ACN 126 188 538 (IPP) (Sale Shares), being an aggregate of 42,558,118 fully paid ordinary shares in IPP, for the Consideration Shares (as defined below).

(b)	In consideration for the sale of the Sale Shares, the Buyer will issue 42,558,118 new fully paid ordinary shares in itself (the Consideration Shares) to the Subscriber.

(c)	The Seller must sell the Sale Shares to the Buyer together with all rights attached to them as at the date of this deed and that accrue between the date of this deed and completion. Title to and risk in the Sale Shares passes to the Buyer on completion.

(d)	Completion shall occur at 9.00am (Sydney time) on the business day after the date on which the Scheme (as defined below) becomes Effective (as defined below). At completion the Seller shall deliver to the Buyer a duly executed transfer form in relation to the Sale Shares. For the purpose of this clause (c) the:

(1)	‘Scheme’ means the members’ scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (Act) between IPP and its shareholders, under which the Buyer is to acquire all the shares in IPP (other than the Sale Shares); and

(2)	‘Effective’ means the coming into effect, under subsection 411(10) of the Act, of the order of the court made under paragraph 411(4)(b) of the Act in relation to the Scheme.

(e)	At Completion, the Buyer must:

(1)	issue and allot the Consideration Shares to the Subscriber; and

(2)	register the Subscriber as the holder of the Consideration Shares in the Buyer’s register of members.

(f)	Upon the issue of the Consideration Shares, the Subscriber agrees to become a member of the Buyer and to be bound by the Buyer’s constitution in respect of those Consideration Shares.

(g)	The Seller represents and warrants to the Buyer that it has the power and authority to transfer the Sale Shares to the Buyer.

(h)	The Seller agrees to pay all duty in respect of the execution, delivery and performance of this deed.

(i)	This deed is governed by the laws of New South Wales. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

(j)	Each party must do all things and execute all further documents necessary to give full effect to this deed.

(k)	This deed may be executed in any number of counterparts which together will constitute one instrument. A party may execute this deed by signing any counterpart.

Executed as a deed

Signed sealed and delivered by
REA Austin Pty Ltd ACN 600 588 305 by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

Signed sealed and delivered by
Realestate.com.au Pty Ltd ACN 080 195 535 by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

Signed sealed and delivered by
Austin Bidco Pty Ltd ACN 609 050 393 by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

Attachment 3

Bidco Constitution
[Bidco constitution to be agreed between the parties pursuant to clause 5.7(b)of the Implementation Deed to be attached]

48000605	Scheme of arrangement	page 28

Attachment 4

Investors’ Agreement
[Investors’ Agreement to be agreed between the parties pursuant to clause 5.7(a) of the Implementation Deed to be attached]

48000605	Scheme of arrangement	page 29

Attachment 5

Rollco Constitution
[Rollco Constitution to be agreed between the parties pursuant to clause 5.7(c) of the Implementation Deed to be attached]

48000605	Scheme of arrangement	page 1

Attachment C — Deed Poll [Attached]

Gilbert + Tobin	48001809

Deed

Share scheme deed poll
Realestate.com.au Pty Limited REA Group Limited REA Austin Pty Ltd Austin Bidco Pty Ltd [Insert name of Rollco]

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Share scheme deed poll

Date ▶ [insert date]

This deed poll is made

By	REA Group Limited

ABN 54 068 349 066 of Level 3, 511 Church Street, Richmond VIC 3121

(Bidder’s Guarantor)

Realestate.com.au Pty Limited

ABN 21 080 195 535 of Level 3, 511 Church Street, Richmond VIC 3121

(Bidder)

REA Austin Pty Ltd

ACN 600 588 305 of Level 3, 511 Church Street, Richmond VIC 3121

and

Austin Bidco Pty Ltd

ACN 609 050 393 of Level 3, 511 Church Street, Richmond VIC 3121

(Bidco)

and

[insert Rollco name]

[insert Rollco company number] of [insert Rollco address]

(Rollco)

in favour of	each person registered as a holder of fully paid ordinary shares in Target in the Target Share Register as at the Record Date (other than the Excluded Shareholders).

Recitals	1	Target, Bidder’s Guarantor and Bidder entered into the Implementation Deed.

	2	In the Implementation Deed, Bidder agreed to make this deed poll and to procure that Bidder’s Guarantor, REA Austin, Bidco and Rollco make this deed poll.

	3	Bidder’s Guarantor, Bidder, REA Austin, Bidco and Rollco are making this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform their obligations under the Implementation Deed and the Scheme.
This deed poll provides as follows:

48000604	Share scheme deed poll	page 2

1 Definitions and interpretation

1	Definitions and interpretation

1.1	Definitions

(a)	The meanings of the terms used in this deed poll are set out below.

Term	Meaning

First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act directing Target to convene the Scheme Meeting is heard (or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard).

Implementation Deed	the scheme implementation deed dated on or about 1 November 2015 between Target, Bidder’s Guarantor and Bidder relating to the implementation of the Scheme.

Liability	a debt, liability and obligation, whether actual, prospective, contingent or otherwise and whether or not ascertained, and whether or not owing or incurred alone, or jointly and severally, with any other person.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders, the form of which is set out in Attachment 1, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Bidder and Target.

(b)	Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this deed poll.

1.2	Interpretation

Sections 2, 3 and 4 of Schedule 1 of the Scheme apply to the interpretation of this deed poll, except that references to ‘this Scheme’ are to be read as references to ‘this deed poll’.

1.3	Nature of deed poll

The Bidder Entities and REA Austin acknowledge that:

(a)	this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it; and

(b)	under the Scheme, each Scheme Shareholder irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against the Bidder Entities and REA Austin.

48000604	Share scheme deed poll	page 3

2 Conditions to obligations

2	Conditions to obligations

2.1	Conditions

This deed poll and the obligations of the Bidder Entities and REA Austin under this deed poll (in each case, save for the obligations under clause 3.2) are subject to the Scheme becoming Effective.

2.2	Termination

The obligations of the Bidder Entities and REA Austin under this deed poll to the Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no force or effect if:

(a)	the Implementation Deed is terminated in accordance with its terms;

(b)	the Scheme is not Effective on or before the End Date; or

(c)	the Scheme Condition Subsequent occurs and Bidder does not waive such breach on or before the date that is 2 Business Days after the Record Date,

unless Bidder and Target otherwise agree in writing.

2.3	Consequences of termination

If this deed poll terminates under clause 2.2, in addition and without prejudice to any other rights, powers or remedies available to it:

(a)	the Bidder Entities and REA Austin are released from their obligations to further perform this deed poll except those obligations under clause 7.1; and

(b)	each Scheme Shareholder retains the rights they have against the Bidder Entities and REA Austin in respect of any breach of this deed poll which occurred before it was terminated.

3	Scheme obligations

3.1	Undertaking to be bound by the Scheme

Subject to clause 2, each of the Bidder Entities and REA Austin undertakes in favour of each Scheme Shareholder that it will be bound by the terms of the Scheme as if it is a party to the Scheme and undertakes to perform all obligations and actions attributed to it under the Scheme, subject to and in accordance with the terms of the Scheme.

3.2	Undertaking to be bound by Implementation Deed

Each of the Bidder and Bidder’s Guarantor undertake in favour of each Target Shareholder to perform all obligations and actions attributed to it under the Implementation Deed, subject to and in accordance with the terms of the Implementation Deed.

48000604	Share scheme deed poll	page 4

4 Warranties

3.3	Undertaking to pay Scheme Consideration

Subject to clause 2, but without limiting clause 3.1, each of the Bidder Entities undertakes in favour of each Scheme Shareholder to provide, or procure the provision of the Scheme Consideration to each Scheme Shareholder, subject to and in accordance with the terms of the Scheme.

3.4	New Rollco Shares to rank equally

Without limiting clause 3.1, Bidder and Rollco covenant in favour of each Scheme Shareholder that the New Rollco Shares which are issued to each Scheme Shareholder in accordance with the Scheme will:

(a)	rank equally in all respects with all existing New Rollco Shares; and

(b)	be duly and validly issued in accordance with all applicable laws and the Rollco Constitution, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except for any lien arising under the Rollco Constitution).

4	Warranties

(a)	Each of the Bidder Entities and REA Austin represents and warrants in favour of each Scheme Shareholder, in respect of itself, that:

(1)	it is a corporation validly existing under the laws of its place of registration;

(2)	it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(3)	it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(4)	this deed poll is valid and binding on it and enforceable against it in accordance with its terms; and

(5)	this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

(b)	Each of the Bidder Entities represents and warrants in favour of each Scheme Shareholder that, immediately prior to implementation of the Scheme, each of Bidco and Rollco:

(1)	does not Control any entity;

(2)	is not the legal or beneficial owner of any shares or capital in any body corporate (wherever incorporated);

(3)	is not a member of any incorporated or unincorporated joint venture, partnership or other unincorporated association (other than a recognised trade association);

(4)	has not commenced trading;

48000604	Share scheme deed poll	page 5

5 Continuing obligations

(5)	does not own any assets and does not have any Liabilities; and

(6)	has not given any guarantee or granted any powers of attorney,

in each case, other than as expressly contemplated in this deed poll or the Scheme.

5	Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)	the Bidder Entities and REA Austin have fully performed their obligations under this deed poll; or

(b)	the earlier termination of this deed poll under clause 2.

6	Notices

6.1	Form of Notice

A notice or other communication in respect of this deed poll (Notice) must be:

(a)	in writing and in English and signed by or on behalf of the sending party; and

(b)	addressed to the Bidder Entities and REA Austin in accordance with the details set out below (or any alternative details nominated by Bidder Entities and REA Austin by Notice).

Attention	Tracey Fellowes/Sarah Turner

Address	Level 3, 511 Church Street, Richmond VIC 3121

Email address	tracey.fellows@rea-group.com / sarah.turner@rea-group.com

6.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

48000604	Share scheme deed poll	page 6

7 General

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting

By fax to the nominated fax number

At the time indicated by the sending party’s transmission equipment as the time that the fax was sent in its entirety.

However, if the recipient party informs the sending party within 4 hours after that time that the fax transmission was illegible or incomplete, then the Notice will not be regarded as given or received. When calculating this 4 hour period, only time within a business hours period is to be included.

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

6.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than fax and email as permitted in clause 6.2).

7	General

7.1	Stamp duty

Bidder:

(a)	will pay all stamp duty and any related fines and penalties in respect of the Scheme and this deed poll, the performance of this deed poll and each transaction effected by or made under the Scheme and this deed poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 7.1(a).

7.2	Governing law and jurisdiction

(a)	This deed poll is governed by the law in force in New South Wales, Australia.

(b)

The Bidder Entities and REA Austin irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed poll. The Bidder Entities and REA Austin irrevocably waive any

48000604	Share scheme deed poll	page 7

7 General

objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

7.3	Waiver

(a)	The Bidder Entities and REA Austin may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

(b)	No Scheme Shareholder may rely on words or conduct of the Bidder Entities and REA Austin as a waiver of any right unless the waiver is in writing and signed by the Bidder Entities and REA Austin, as appropriate.

(c)	The meanings of the terms used in this clause 7.3 are set out below.

Term	Meaning

conduct	includes a failure or delay in the exercise or partial exercise of a right.

right	any right arising under or in connection with this deed poll and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

7.4	Variation

A provision of this deed poll or any right created under it may not be varied unless:

(a)	if before the First Court Date, the variation is agreed to by Target; or

(b)	if on or after the First Court Date, the variation is agreed to by Target and the Court indicates that the variation would not of itself preclude approval of the Scheme,

in which event the Bidder Entities and REA Austin will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation.

7.5	Cumulative rights

The rights, powers and remedies of the Bidder Entities and REA Austin and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

7.6	Assignment

(a)	The rights created by this deed poll are personal to the Bidder Entities and REA Austin and each Scheme Shareholder and must not be dealt with at law or in equity without the prior written consent of Bidder.

(b)	Any purported dealing in contravention of clause 7.6(a) is invalid.

48000604	Share scheme deed poll	page 8

7 General

7.7	Joint and several obligations

The Bidder Entities and REA Austin (as relevant) are jointly and severally liable for each obligation imposed on two or more of them by the terms of this deed poll.

7.8	Further action

The Bidder Entities and REA Austin must, at their own expense, do all things and execute all documents necessary to give full effect to this deed poll and the transactions contemplated by it.

48000604	Share scheme deed poll	page 9

Attachment 1

Scheme [Attached]

48000604	Share scheme deed poll	page 1

Signing page

Executed as a deed poll
Bidder’s Guarantor

Signed sealed and delivered by
REA Group Limited
by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

Bidder

Signed sealed and delivered by
Realestate.com.au Pty Limited
by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

48000604	Share scheme deed poll

Signing page

REA Austin

Signed sealed and delivered by
REA Austin Pty Ltd
by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

Bidco

Signed sealed and delivered by
Austin Bidco Pty Ltd
by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

48000604	Share scheme deed poll

Signing page

Rollco

Signed sealed and delivered by
[insert name of Rollco]
by

sign here ▶
Company Secretary/Director

print name

sign here ▶
Director

print name

48000604	Share scheme deed poll